Exhibit 96.2

CEMENTOS PACASMAYO S.A.A.

Technical Report Summary (TRS)

Virrila Quarry

and

Piura Cement Plant

20-F 229.601 (Item 601)

Index

1.	Executive summary		1
	1.1.	Location and access	1
	1.2.	Climate	1
	1.3.	History	1
	1.4.	Geological environment and mineralization	2
	1.5.	Exploration	2
	1.6.	Sample preparation, analysis and security	2
	1.7.	Data Verification	3
	1.8.	Mineral processing and metallurgical test	4
	1.9.	Estimation of Resources and Mineral Reserves	4
	1.10.	Processing Plant and Infrastructure	5
	1.11.	Market studies	7
	1.12.	Capital and operating costs and Economic Analysis	7
	1.13.	Adjacent properties	10
	1.14.	Conclusions	10
	1.15.	Recommendations	12
2.	Introduction		13
	2.1.	Participants	13
	2.2.	Terms of Reference	13
	2.3.	Conventions	15
	2.4.	Previous Work and Sources of Information	15
	2.5.	Details of QP Personal Inspection	15
3.	Property description		16
	3.1.	Virrila quarry	16
	3.2.	Piura Plant	19
4.	Accesibility, climate, local resources, infrastructure and physiography		21
	4.1.	Virrila quarry	21
	4.2.	Piura plant	23
5.	History		24
	5.1.	Virrila quarry	24
6.	Geological setting, mineralization, and deposit		25
	6.1.	Regional geology	25
	6.2.	Local geology	26
	6.3.	Characteristics of the deposit	27

i

7.	Exploration				29
	7.1.	Drilling			29
	7.2.	Hydrogeology			29
	7.3.	Geotechnical studies			30
8.	Sample preparation, analysis and security				33
	8.1.	Geology and Quarry			33
		8.1.1.	Preparation of samples, procedures, assays and laboratories		34
		8.1.2.	Quality Assurance Actions		34
		8.1.3.	Quality Plan		34
		8.1.4.	Chain custody		36
		8.1.5.	Qualified Person’s Opinion on Cement Plant QAQC		36
	8.2.	Piura Plant			37
		8.2.1.	Samples preparation, procedures, assays and laboratories		37
			8.2.1.1.	Raw materials sample preparation	37
			8.2.1.2.	Laboratory analysis	38
			8.2.1.3.	Finished Product Control	39
			8.2.1.4.	Control of non-conforming product	39
			8.2.1.5.	Validation of Silos	39
			8.2.1.6.	Density	39
			8.2.1.7.	Quality Assurance (QA) and Quality Control (QC)	39
			8.2.1.8.	Quality Plan	40
			8.2.1.9.	Quality control parameters	40
		8.2.2.	Security of the samples		41
		8.2.3.	Qualified Person’s Opinion on cement plant QAQC		41
9.	Data verification				42
	9.1.	Geology and quarry			42
		9.1.1.	Data Verification procedure		42
		9.1.2.	Data collection		42
		9.1.3.	Management and Validation of Database		42
		9.1.4.	Tracking Data		42
		9.1.5.	Validation of Data		43
	9.2.	Piura plant			43
		9.2.1.	Data verification procedures		44
		9.2.2.	Data validation		44
		9.2.3.	Qualified Person’s Opinion on cement plant		44
10.	Mineral processing and metallurgical testing				45
	10.1.	Nature of testing program			45
	10.2.	Cement Manufacturing Test Results			45
	10.3.	Adequacy of the Test Data			45

11.	Mineral Resources Estimates			46
	11.1.	Database		48
	11.2.	Density		48
	11.3.	Compositing		48
	11.4.	Basic statistics of the data (Assay – Composites)		48
	11.5.	Extreme values		49
	11.6.	Mineral Resources classification		50
	11.7.	Variogram Analysis		50
	11.8.	Interpolation		50
	11.9.	Resources estimation		51
		11.9.1.	Cut-off	52
		11.9.2.	Reasonable prospects of economic extraction	52
	11.10.	Qualified person’s opinion		53
12.	Mineral Reserves estimates			54
	12.1.	Criteria for Mineral Reserves determination		54
		12.1.1.	Run of Mine (ROM) determination criteria	54
		12.1.2.	Cement plant recovery	54
	12.2.	Reserves estimation methodology		55
	12.3.	Reserves estimates		56
13.	Mining methods			57
	13.1.	Mining methods and Equipment		57
	13.2.	Geotechnical aspects		58
	13.3.	Hydrological Aspects		60
	13.4.	Other mine design and planning parameters		61
	13.5.	Annual production rate		61
	13.6.	Mining plan		62
	13.7.	Life of Mine		63
	13.8.	Staff		63
14.	Processing and recovery methods			64
	14.1.	Process Plant		64
	14.2.	Raw materials for the cement production		65
	14.3.	Flow sheet		66
	14.4.	Main equipment		67
	14.5.	Cement Plant Mass balance		67

	14.6.	Process losses		67
	14.7.	Water consumption		68
	14.8.	Fossil fuel consumption		68
	14.9.	Electric power consumption		68
	14.10.	Maintenance Plan		68
	14.11.	Staff		68
15.	Infrastructure			69
	15.1.	Virrila quarry		69
	15.2.	Piura plant		70
16.	Market Studies			71
	16.1.	The cement market in Peru		71
	16.2.	Industry and Macroeconomic Analysis		72
	16.3.	The North Region Market		75
	16.4.	Cement price		76
	16.5.	Current and future demand		77
17.	Environmental studies, permitting, and plans, negotiations, or agreements with local individual or groups.			79
	17.1.	Environmental Aspects		79
		17.1.1.	Virrila quarry	79
		17.1.2.	Piura plant	82
	17.2.	Solid waste disposal		83
	17.3.	Qualified Person’s Opinion		83
18.	Capital and operations costs			85
	18.1.	Basis for operating and capital cost for the quarry and plant		85
	18.2.	Capital and Operating Cost Estimates		86
	18.3.	Capital and Operating cost estimation risks		88
19.	Economic analysis			89
	19.1.	Methodology: for Discounted Cash flow (Free)		89
	19.2.	Assumptions		89
		19.2.1.	General and Macroeconomic Assumptions	89
		19.2.2.	Income and Cost Assumptions	90
	19.3.	Results of financial model		91
	19.4.	Sensitivity Analysis		94
	19.5.	Economical Analysis for Resources Evaluation		96
20.	Adjacent properties			97
21.	Other relevant data and information			98
22.	Interpretation and conclusions			99
23.	Recommendations			101
24.	References			102
25.	Reliance on information provided by the registrant			103

Index of tables

Table 1	Mineral Resources (exclusive of Reserves) in the Virrila quarry	5
Table 2	Ore Reserves in the Virrila quarry	5
Table 3	Free Cash Flow and valuation	8
Table 4	Resource Categorization (exclusive of Reserves) at the Virrila quarry	11
Table 5	Mineral Reserves expressed in millions of tonnes	11
Table 6	List of Cementos Pacasmayo S.A.A. Professionals	14
Table 7	QP’s field visit	15
Table 8	UEA Virrila Concessions	16
Table 9	Central coordinates of the UEA Virrila property	17
Table 10	Central coordinates of the Piura cement plant	19
Table 11	Regional stratigraphic column	25
Table 12	Local stratigraphic column of the Virrila quarry	27
Table 13	Characteristics of the Virrila deposit	27
Table 14	Net neutralization potential results	30
Table 15	Soil mechanics laboratory test summary	30
Table 16	Rock mechanics laboratory tests summary	30
Table 17	Strength parameters	31
Table 18	Quality protocols in the area of Geology	33
Table 19	Methods of analysis for the seashell from the Piura plant laboratory	34
Table 20	Quality Plan of the Virrila quarry	34
Table 21	Tests and frequency for each stage of the process	38
Table 22	Quality Control Parameters for Ore Receipt	40
Table 23	Lithologic units of the Virrila quarry geological model	46
Table 24	Quality Parameters for Dome and Additive seashells	47
Table 25	Characteristics of the block model	47
Table 26	Basic data statistics	49
Table 27	Estimation Parameters Secondary Variables	51
Table 28	Resource Categorization (exclusive of Reserves) at the Virrila quarry	52
Table 29	Quality restrictions Piura plant	55
Table 30	Ore Reserves expressed in million tons	56
Table 31	Mining equipment at the Virrila Quarry	58
Table 32	Virrila quarry physical stability analysis summary	59
Table 33	Geotechnical properties of materials	60
Table 34	Mine design parameters	61
Table 35	Minning plan forecast	62
Table 36	Main equipment in Piura plant	67
Table 37	Balance for crude production	67
Table 38	Balance para production de cement	67
Table 39	Fuel Consumption for Cementos Pacasmayo S.A.A – Piura Plant	68
Table 40	Cement shipments at domestic level (in thousands of tonnes)	72
Table 41	Cement at Piura plant	75
Table 42	Forecast of future demand for Piura cement plant	78
Table 43	Concepts about cost structure of Virrila quarry and Piura plant	85
Table 44	Operating costs forecast of quarry and plant	86
Table 45	Investment forecast in quarry and plant	87
Table 46	Profit and Loss Statement	92
Table 47	Free Cash Flow and valuation	93
Table 48	Sensitivity analysis of the Net Present Value	94
Table 49	Sensitivity analysis of EBITDA	94
Table 50	Resources at the Virrila quarry in millions of tonnes (exclusive of Reserves)	100
Table 51	Mineral Reserves expressed in millions of tonnes	100
Table 52	List of Cementos Pacasmayo S.A.A. information.	103

v

Index of figures

Figure 1	Piura plant process block diagram	6
Figure 2	Sensitivity of Net Present Value	9
Figure 3	Sensitivity of EBITDA	9
Figure 4	UEA Virrila map	18
Figure 5	Piura plant perimeter	20
Figure 6	Geological section of the Virrila quarry	28
Figure 7	Map of the location of drill holes in the Virrila quarry.	32
Figure 8	Photographic record of core shack	35
Figure 9	Photographic record of the sampling intervals	36
Figure 10	Mining secuence of Virrila quarry	57
Figure 11	Virrila quarry boundary	63
Figure 12	Piura plant process block diagram	66
Figure 13	Virrila quarry facilities	69
Figure 14	Segmentation of the cement market in Peru	71
Figure 15	Global GDP and Construction sector GDP MoM variation (%)	74
Figure 16	Historic prices of cement in Peru	76
Figure 17	Evolution of the national demand of cement	77
Figure 18	Sensitivity of Net Present Value	95
Figure 19	Sensitivity of EBITDA	95
Figure 20	Adjacent properties map	97

1. Executive summary

Cementos Pacasmayo S.A.A (CPSAA) is a Peruvian company whose corporate purpose is the production of cement and other products associated with the construction sector. This Technical Report Summary summarizes a Pre-feasibility study of the Virrila quarry and Cement Plant located in the Piura Region. Cementos Pacasmayo´s internal qualified persons prepared this Report to support disclosure of seashell Resources and Reserves.

1.1. Location and access

The Virrila quarry contains seashells, the main raw material for cement production. This quarry is located in the Sechura district, of Sechura Province, in the Piura Region. There is an access road to this quarry from Lima to Piura. The Piura plant is located in Piura city, and is 192 km from Virrila quarry and 950 Km from Lima.

1.2. Climate

The quarry has a temperate and humid climate, with little rainfall, mostly between February and April. Average annual temperatures vary between 17.8 °C and 29.5 °C. The highest temperatures were recorded in January, February, and March, and the lowest in August and September.

In the Piura plant, the climate is predominantly arid and warm, with no rain for most of the year. The average maximum temperature is 31.2 °C, and the minimum is 17.7 °C. When the El Niño phenomenon occurs, there is rainfall, especially between December and June.

1.3. History

The Virrila quarry is a production stage operation on a non-metallic deposit of calcareous material from marine shells that supply raw material to the cement plant in Piura. Cementos Pacasmayo S.A.A owns the mineral deposit.

The Virrila quarry started operations on September 17, 2015. The mining contractor San Martin Contratistas Generales S.A. was in charge of the production from the start of operations until March 14, 2020. The mining contractor Posada Perú S.A.C started operations at the Virrila quarry on September 14, 2020, until December 30, 2021.

1.4. Geological environment and mineralization

Geologically, the study area is in the desert zone of Sechura and has sedimentary rocks from the Recent Quaternary.

It is composed of silty sand deposits with intercalations of medium to fine-grained sands and seashell horizons. Below the recent deposits, there are diagenetic eolian deposits in the sandy matrix with calcareous cement. Below these, there are intercalations of conglomerates with gray diatomites, intercalated with white reef sandstones, corresponding to the Talara Bedrock and the upper levels of the Zapallal Formation.

The Virrila quarry deposit is comprised of coquiniferous portions of the Talara Tablazo that undergo lateral variations in thickness and composition of calcareous remains.

1.5. Exploration

In 2007 and 2008 exploration activities were performed to obtain geological information from the Virrila quarry that would allow the production of seashell.

In 2013, exploration activities were carried out by means of test pits in the best areas of the mining concession.

In 2019, activities and sampling in the operation area were developed to validate the Mineral Reserves in the area of operation and update the inventory.

In 2021, drilling was conducted to confirm Reserves within the operations and to know in more detail the characteristics of the deposit.

1.6. Sample preparation, analysis and security

Cementos Pacasmayo S.A.A., through its quality control group, performed quality assurance activities for the samples obtained at the Virrila deposit, applying the quality control plan, protocols, and measures necessary to get information on the seashell samples. Laboratory analyses were performed at the chemical laboratory of Piura plant and were applied for the estimation of Resources and Reserves of the deposit.

The Piura plant’s Quality Assurance and Control Department has implemented a sampling and data verification plan for the following processes: raw material reception, raw mill scale, raw mill grinding, kiln feed, coal scale, coal grinding, preheater, kiln filter, clinkerization, cement grinding, mill scale, cement grinding, cement composting, packaging control, packaging-composting and by-pass.

Likewise, Cementos Pacasmayo S.A.A. has implemented QAQC protocols to develop exploration and production activities in the Virrila quarry and in the Piura plant to ensure the quality of the information that allows the estimation of Resources and Reserves of the seashell deposit.

Cementos Pacasmayo has procedures for sample preparation, testing, and information security in its operations. The cement plants and operations have implemented the ISO 9001 standard since 2015. Certification is renewed annually through an external audit.

1.7. Data Verification

CPSAA has a data verification area for the geological database relating to geological activities. This area has as its primary function the verification of data used to estimate Mineral Resources and Reserves. For the appropriate administration of information, internal protocols have been implemented which are subject to internal audits.

The stages of verification activities conducted in the geologic area are the data collection, the administration and validation of data received, data tracking through the confirmation of custody chains, and finally, validation of data in the information base that will allow the development of the Resources and Reserves model. For data verification activities at the cement plant, the PDCA (Plan, Do, Check, and Act) methodology is used, which is applied to the technical information received from the company’s internal and external customers.

The quality control laboratory compares the results with national and international laboratories as part of the verification procedures.

1.8. Mineral processing and metallurgical test

Cementos Pacasmayo has procedures for developing products at the laboratory level and scaling at the industrial level: its guidelines for preparing, reviewing, insurance, and controlling laboratory test reports. Cementos Pacasmayo has a Research and Development laboratory located in the Pacasmayo plant to evaluate the technical operations of cement plants and quarries.

In order for its operations at the Piura plant to have a representative sample of its raw materials and cement, Cementos Pacasmayo performs the analysis of its samples in its internal Research and Development Laboratory located at the Pacasmayo plant.

A significant percentage of Research and Development activities are focused on evaluating different ratios between clinker-mineral additions providing the best functional characteristics to our products, and balancing the benefits generated for the company. Another objective is to identify other additions that can substitute for clinker: slag, pozzolana, fly ash, calcined clays, etc., to reduce our environmental footprint and the cost of cement production.

The clinker/cement factor of the cement with additions: ICO and MS(MH) were investigated.

For ICO cement, the clinker/cement factor was reduced by 0.67 (2019), 0.66 (2020) and 0.71 (2021). For MS(MH) cement the clinker/cement factor was 0.68 (2019), 0.68 (2020) and 0.72 (2021).

The Research Laboratory issues technical reports following the criteria of international standards to the operations area, which evaluates the convenience of implementing the tests industrially and validating what is reported at the laboratory level.

1.9. Estimation of Resources and Mineral Reserves

The qualified persons (QPs) have estimated seashell Resources and Reserves for this property. The information from exploration in the previous years has been used for the evaluation, and is the database for the Resources and Reserves model.

The seashell Resources are presented in Table 1. The Resource estimation considered the quality restrictions of seashells received in the Piura plant, limits of the concessions, accessibility to the Resources and legal limits of the mining concessions, relevant economic factors, and modifying factors.

The minimum quality accepted is 48.5% CaO to be used as raw material for cement production. Considering the sales prices of cement at the Piura plant, the economic evaluation used for Resource evaluation is shown in Chapter 19 and uses the same criteria used to estimate Reserves.

Table 1 Mineral Resources (exclusive of Reserves) in the Virrila quarry

	Resources	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Seashell	Measured	21.1	48.50	0.84	0.84	9.80	0.268	0.160	0.111
	Indicated	29.2	48.78	0.87	1.23	7.62	0.204	0.222	0.079
	Measured + Indicated	50.3	48.66	0.86	1.07	8.54	0.231	0.196	0.092
	Inferred	3.9	46.42	2.27	1.67	9.96	0.219	0.246	0.066

For Reserve estimation, the Resources and the quality criteria, modifying factors, and seashell production costs were considered. The economic results are shown in Chapter 19. The mining method used is open pit mining.

Table 2 Ore Reserves in the Virrila quarry

	Reserves	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Seashell	Proven	42.4	49.99	0.55	0.55	6.78	0.222	0.212	0.111
	Probable	2.9	47.77	0.96	0.92	9.71	0.234	0.269	0.120
	Total	45.3	49.85	0.58	0.57	6.97	0.223	0.216	0.112

1.10. Processing Plant and Infrastructure

Cement production considers the stages of raw material extraction, raw material grinding and homogenization, clinkerization, cement grinding, silo storage and packaging, loading, and transportation. Cement is moved through pneumatic conveyors to bagging systems to be packed in bags and then loaded onto trucks operated by third parties for distribution.

Figure 1 Piura plant process block diagram

The raw materials for cement production are seashells, sand, iron, clay, and coal. The mixture of these raw materials is the ground material called raw meal, which is fed to the calcining kiln to produce clinker. Seashell represents 72% by weight of the crude.

Clinker and additions are used to produce cement. The additions used in cement production are slag, pozzolana, shale, and gypsum.

Currently, the Piura cement plant has a clinker/cement ratio of 0.7.

The Piura plant has an electrical substation of 22.33 MW and uses electricity supplied from the national grid.

Cementos Pacasmayo has implemented a preventive and corrective maintenance plan to prevent interruptions in cement production.

Cementos Pacasmayo maintains operating efficiency to control costs and operating margins, and has initiatives to diversify energy sources and secure supply when possible.

1.11. Market studies

The Peruvian cement market is geographically segmented by region: northern region, central region, and southern region, and each area is served by several companies, most of which are cement producers.

The main companies that supply the Peruvian cement market are Cementos Pacasmayo, UNACEM, and Cemento Yura. Some companies import cement or clinker, such as Cemento Inka, Cemento Nacional and Cemex, among others.

Companies that market cement in Peru follow the Peruvian Technical Standards associated with cement technical specifications.

Portland cement is subdivided into Type I and Type V cement. Portland Cement is subdivided into Type ICO, Type IL, Type 1P, and Type 1 (PM); and finally, Hydraulic Cements specified by performance are Type GU, Type MS (MH), Type HS, Type HE, Type MH, and Type LH.

Cementos Pacasmayo, being the leading company in the production and sale of cement in the Northern Region, has a market share of over 90% in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. Cementos Pacasmayo also has a market share of over 90% in the country’s northern region.

Annual cement deliveries nationwide for the year 2021 reached 12.5 million tons, while total cement deliveries of Piura plant for 2021 were 1.3 million tons. The Piura plant serves almost 33% of the cement demand in the country’s Northern Region, and its cement dispatches represent more than 36.3% of the three cement plant’s overall shipments.

1.12. Capital and operating costs and Economic Analysis

This document presents the cash flow analysis and an economic evaluation of the project based on the current operating costs of the cement plant in Piura. It uses the information on the Virrila quarry for seashell production.

The economic analysis uses the economic assumptions listed in Chapter 19. The main variables considered in the economic model for the sensitivity analysis were cement price, production cost, and Capex. Some of these main assumptions are listed below here.

The free cash flow is constructed for the economic analysis, which does not incorporate the financing structure. The latter is considered in the weighted average cost of capital (WACC) to discount future cash flows. The following financial parameters were calculated:

●	30-year mine life

●	Average plant throughput for cement production: 1.51 million tonnes per year over the 30-year projection.

●	Average sales price: 552.9 soles per ton of cement, an average of the 30-year projection, at nominal values.

●	Revenues: 861.8 million soles, an average of the 30-year projection.

●	Average cash production cost: 342.3 soles per ton of cement, an average of the 30-year projection, at nominal values.

The cash flow of the project is presented in Table 3 below. The net present value at a discount rate of 9.87% is 1.281 billion Soles.

Table 3 Free Cash Flow and valuation

Sensitivity analysis was also made to show the influence of changes in prices, OpEx and CapEx on NPV.

Figure 2 Sensitivity of Net Present Value

Figure 3 Sensitivity of EBITDA

About Mineral Resources, to demonstrate the economic viability or profitability, an economic analysis there was developed. The same criteria were used for the Reserves (see point 19.2.1) and Resurces estimation. In addition, given the quantity of the Resources and the LOM, the forecast horizon is extended to 35 years.

The results are NPV of 1.335 billion soles at a discount rate of 9.87%. A life of mine (LOM) of 35 years with an average plant throughput of 1.51 million tons per year during the 35-year forecast. The average sales price for the 35-year forecast is 595.7 soles per ton of cement at nominal values, and average revenues are 929.6 million soles per year. The average cash production cost for the 35-year forecast is 369.1 soles per ton of cement at nominal values.

1.13. Adjacent properties

To the north of the Cementos Pacasmayo S.A.A. concession is the Bayovar N° 7 concession owned by Americas Potash Peru S.A. To the east of CPSAA’s concession are concessions Virrila 12, Virrila 19, and Virrila 23 owned by Cementos Pacasmayo S.A.A. To the west are concessions Virrila 6, Virrila 9 and Virrila 14 owned by Cementos Pacasmayo S.A.A. and to the north is concession Virrila 16 owned by Cementos Pacasmayo S.A.A.

1.14. Conclusions

●	From a legal viewpoint, Cementos Pacasmayo S.A.A. has mining rights for the areas of exploration, development, and production of seashell to supply the cement plants for normal production during the quarry’s life. It also has an agreement with Fundación Comunal San Martín de Sechura for the right of usufruct, surface and easement for the area of operations at the Virrila quarry.

●	Cementos Pacasmayo S.A.A. has been complying with international ISO-9001 (Quality) standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the Geological Model, Resource Estimation and Reserves Estimation.

●	Cementos Pacasmayo S.A.A. has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geological models, which are the fundamental basis for the estimation of Resources.

●	The geological modeling of the seashell deposit is consistent with the relationship between the information and the geological model.

●	The Reserves estimations consider the risk factors and modifying factors. The main variable is the CaO content which is very stable in the deposit. There also are other secondary variables that determine the quality of the Reserves.

●	In the process of calculating Reserves and in the production plans of the quarry, these variables have been adequately considered in the mining plan, properly sequenced, and with blending processes. There are sufficient proven and probable Reserves for the next 30 years.

●	Table 4 shows the Mineral Resources of the Virrila quarry and categories. Likewise, the Mineral Reserves are shown in Table 5 and categories.

Table 4 Resource Categorization (exclusive of Reserves) at the Virrila quarry

	Resources	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Seashell	Measured	21.1	48.50	0.84	0.84	9.80	0.268	0.160	0.111
	Indicated	29.2	48.78	0.87	1.23	7.62	0.204	0.222	0.079
	Measured + Indicated	50.3	48.66	0.86	1.07	8.54	0.231	0.196	0.092
	Inferred	3.9	46.42	2.27	1.67	9.96	0.219	0.246	0.066

Table 5 Mineral Reserves expressed in millions of tonnes

	Reserves	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Seashell	Proven	42.4	49.99	0.55	0.55	6.78	0.222	0.212	0.111
	Probable	2.9	47.77	0.96	0.92	9.71	0.234	0.269	0.120
	Total	45.3	49.85	0.58	0.57	6.97	0.223	0.216	0.112

●	The cement plant located in Piura has all the equipment and facilities available to produce cement, using seashells from the Virrila quarry and other necessary materials.

●	The Health, Safety and Environment area is in charge of supervising compliance with the Company’s corporate policies and the various legal requirements of the national regulatory bodies by all company areas.

●	Through its Social Responsibility area, Cementos Pacasmayo S.A.A. has generated relationships of trust with the communities surrounding its operations, which have translated into a solid relationship with our communities, identifying their primary needs in health, education, urban development, and local development.

●	In 2021, due to COVID 19 pandemic, CPSAA had been limited in some face-to-face meetings with stakeholders that did not affect our good relationship.

●	The operation at the Virrila quarry and Piura plant, and related infrastructure, is technically and economically feasible due to the quarry’s life. The sensitivity analysis shows that the operation is economically robust.

1.15. Recommendations

●	Develop a geological exploration program surrounding the Virrila quarry to discover new coquiniferous zones and other materials related to cement production.

●	Maintain the QAQC program for exploration, development and production activities associated with cement production.

●	Update the geological model and standardize the information for the estimation of Resources and Reserves, considering that some areas have test pits and other drill-holes as a source of information.

●	Control the stripping ratio during the operation in order to achieve a reduction in production costs.

●	Perform maintenance of the piezometers in the quarry.

2. Introduction

2.1. Participants

This technical summary report (TRS) was prepared by Cementos Pacasmayo’s qualified persons (QPs), who, according to their qualifications and experience, developed the chapters based on their expertise. Likewise, the aforementioned QPs used Company information sources, information validated and approved by the competent authorities in Peru, and public information sources. Table 6 indicates the qualified professionals who participated in the preparation of this document and the chapters and information under their responsibility.

Marco Carrasco, who holds the position of Project Manager of Cementos Pacasmayo, is QP certified by the Mining and Metallurgical Society of America (MMSA) of the United States. He acted as Project Manager, whose primary role was compiled the information received from the QPs of each chapter to have an integrated document. Each QP is responsible for the section they wrote.

2.2. Terms of Reference

This report summarizes the Pre-feasibility study results of the “UEA Virrila” property for the production of seashells using open-pit mining methods. This technical report summary was prepared as an exhibit to support disclosure of mineral Resources and Reserves by Cementos Pacasmayo. The information is effective December 31, 2021.

The seashell was produced from the UEA Virrila property located in the Sechura district. This property supplies raw material for the Piura plant where cement is produced. The annual cement production is 1.51 million tonnes per year (mtpy). This technical report summary estimates Resources and Reserves according to the regulations published in Securities Exchange Commission (SEC) Form 20-F and under subpart 1300 of Regulation S-K. Actual operating costs have been considered for the estimates and used as a basis for economic projections within the financial analysis.

The report was prepared by the qualified persons listed in Table 6 using available studies and, in some cases (see Chapter 25), relying on information provided by Cementos Pacasmayo, the registrant.

Table 6 List of Cementos Pacasmayo S.A.A. Professionals

Item	Chapter	First and Last Names	Job Position	Profession
0	Compiled all	Marco Carrasco (*)	Project Manager	Chemical Engineer
1	Executive summary	All QPs (**)
2	Introduction	All QPs (**)
3	Property description	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
4	Accessibility, climate, local Resources, infrastructure and physiography	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
5	History	Jorge Vega	Mining Projects Superintendent	Mining Engineering
5	History	Jhonson Rodríguez	Senior Geologist	Geological Engineer
6	Geological setting, mineralization, and deposit	Jhonson Rodríguez	Senior Geologist	Geological Engineer
7	Exploration	Jhonson Rodríguez	Senior Geologist	Geological Engineer
8	Sample preparation, analyses, and security	Jhonson Rodríguez	Senior Geologist	Geological Engineer
8	Sample preparation, analyses, and security	Gabriel Mansilla	Quality Assurance and R&D Superintendent	Chemical Engineer
9	Data verification	Jhonson Rodríguez	Senior Geologist	Geological Engineer
9	Data verification	Gabriel Mansilla	Quality Assurance and R&D Superintendent	Chemical Engineer
10	Mineral processing and metallurgical testing	Gabriel Mansilla	R&D and Quality Assurance Superintendent	Chemical Engineer
11	Mineral resource estimates	Jason Gamio	Modeler	Geological Engineer
12	Mineral reserve estimates	Jason Gamio	Modeler	Geological Engineer
13	Mining methods	Jorge Vega	Mining Projects Superintendent	Mining Engineering
14	Processing and recovery methods	Mario Alva	Operations Manager	Electronic Engineer
15	Infrastructure	Jorge Vega	Mining Projects Superintendent	Mining Engineering
16	Market studies	Jason Gamio	Modeler	Geological Engineer
17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
18	Capital and operating costs	Jason Gamio	Modeler	Geological Engineer
19	Economic analysis	Jason Gamio	Modeler	Geological Engineer
20	Adjacent properties	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
21	Other relevant data and information	All QPs (**)
22	Interpretation and conclusions	All QPs (**)
23	Recommendations	All QPs (**)
24	References	All QPs (**)
25	Reliance on information provided by the registrant	All QPs (**)

(*)	Marco Carrasco, who holds the position of Project Manager of Cementos Pacasmayo compiled the information received from the QPs of each chapter to have an integrated report. Each QP is responsible for the section they wrote.
(**)	Ricardo del Carpio, Jorge Vega, Jhonson Rodríguez, Gabriel Mansilla, Jason Gamio and Mario Alva

2.3. Conventions

Unless otherwise indicated in the report, all currencies are in soles and all measurements and units are in the metric system. The UEA Virrila property is located within the boundaries of the WGS84 two-dimensional geographic coordinate reference system in the UTM 17S (Universal Transverse Mercator) zone. Unless otherwise indicated, all coordinates referenced in this report and the accompanying figures, tables, maps, and sections are provided in the WGS84 coordinate system, UTM 17S zone.

2.4. Previous Work and Sources of Information

The information used is sufficient to allow this TRS to be completed with the level of detail required by Regulation S-K subpart 1300. The information used included actual information from Cementos Pacasmayo’s operations, information submitted to and approved by the corresponding authorities, and public information in organizations specialized in the cement industry. The list of sources of information is presented in Chapter 24 of this report.

2.5. Details of QP Personal Inspection

The QP’s who developed this document was unable to visit the Virrila quarry and the Piuraa plant periodically during 2021 due to COVID-19 pandemic restrictions. Instead, the QPs worked with on-site staff using virtual tools to gain first-hand knowledge of the quarry and cement plant. The virtual meetings included verifying parameters of the limestone and cement production.

Table 7 QP’s field visit

Item	First and Last Names	Job Position	Profession	Field visit
1	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer	The last visit to the Virrila quarry and Piura plant was in 2019. No visits were made in 2021 due to COVID issues, and coordination was made with Operations personnel.
2	Jorge Vega	Mining Projects Superintendent	Mining Engineering	The last visit to the Virrila quarry was in 2019 and Piura plant was in 2018. No visits were made in 2021 due to COVID issues, and coordination was made with Operations personnel
3	Jhonson Rodríguez	Senior Geologist	Geological Engineer	The last visit to the Virrila quarry was in 2021. No visits were made to the Piura plant in 2021 due to COVID issues, and coordination was made with Operations personnel
4	Gabriel Mansilla	Quality Assurance and R&D Superintendent	Chemical Engineer	The last visit to the Virrila quarry was in 2019 and Piura plant was in 2018. No visits were made in 2021 due to COVID issues, and coordination was made with Operations personnel
5	Jason Gamio	Modeler	Geological Engineer	The last visit to the Virrila quarry was in 2019 and Piura plant was in 2021. No visits were made to thenVirrila quarry in 2021 due to COVID issues, and coordination was made with Operations personnel
6	Mario Alva	Operations Manager	Electronic Engineer	Piura plant, all year as part of his duties.

3. Property description

3.1. Virrila quarry

The quarry is located in Sechura District, Sechura Province, Piura Region. It is located 192 Km from Cementos Pacasmayo S.A.A.’s Piura plant.

The Peruvian State granted the mining right to Cementos Pacasmayo S.A.A. to carry out exploration and production activities that allow non-metallic minerals found in the subsurface through mining concessions.

The mining rights registered with the authority, Instituto Geológico Minero y Metalúrgico (INGEMMET) are as follows Virrila 3, Virrila 4, Virrila 6, Virrila 7, Virrila 8, Virrila 9, Virrila 10, Virrila 11, Virrila 12, Virrila 13, Virrila 14, Virrila 15, Virrila 16, Virrila 17, Virrila 18, Virrila 19, Virrila 20, Virrila 21, Virrila 22, Virrila 23 y Bayovar N° 4. The area of the mining property is 38,226.00 Hectares.

The mining rights (the mining concession title) are granted by INGEMMET of the Energy and Mines Sector through a Presidential Resolution. It is determined to include the mining rights in the Virrila Economic-Administrative Unit (UEA).

On March 31, 2016, by Presidential Resolution No. 0147-2016-INGEMMET/PCD/PM, the competent authority granted to CPSAA the Virrila Economic-Administrative Unit (UEA), with code No. 01-00011-00-U of Cementos Pacasmayo S.A.A. These mining rights included 21 mining concessions.

Table 8 UEA Virrila Concessions

N°	Code	Name	Hectares	Material
1	010221599	Virrila 3	600.00	Non Metallic
2	010221699	Virrila 4	400.00	Non Metallic
3	010531406	Virrila 6	600.00	Non Metallic
4	010531306	Virrila 7	700.00	Non Metallic
5	010089707	Virrila 8	500.00	Non Metallic
6	010089807	Virrila 9	1000.00	Non Metallic
7	010089907	Virrila 10	1000.00	Non Metallic
8	010090007	Virrila 11	900.00	Non Metallic
9	010090107	Virrila 12	700.00	Non Metallic
10	010090207	Virrila 13	800.00	Non Metallic
11	010090307	Virrila 14	900.00	Non Metallic
12	010090407	Virrila 15	600.00	Non Metallic
13	010090507	Virrila 16	1000.00	Non Metallic
14	010090607	Virrila 17	1000.00	Non Metallic
15	010090707	Virrila 18	1000.00	Non Metallic
16	010090807	Virrila 19	1000.00	Non Metallic
17	010090907	Virrila 20	1000.00	Non Metallic
18	010091007	Virrila 21	1000.00	Non Metallic
19	010091107	Virrila 22	1000.00	Non Metallic
20	010479607	Virrila 23	200.00	Non Metallic
21	12000440Y01	Bayovar N° 4	22326.00	No Metálica

The properties described above were granted by the authority (INGEMMET) from 2000 to 2008. Table 9 shows the UTM central coordinates of the Virrila Economic Administrative Unit (UEA).

Table 9 Central coordinates of the UEA Virrila property

North	East	Radius	Zone
9350000.00	526000.00	20,000.00	17

In accordance with this, the Virrila UEA includes twenty-one (21) non-metallic mining rights with an extension of 38,226.00 hectares, in favor of Cementos Pacasmayo S.A.A., owner of said rights; located in the district of Sechura, province of Sechura and department of Piura.

Cementos Pacasmayo S.A.A. complies annually with the payments for the rights to the Virrila concessions.

These payments must be made from the first business day of January to June 30 of each year., CPSAA provides the Financial Entities in charge of receiving the payments with the SINGLE CODE (see Table 8) of its mining rights, to comply with its obligation.

In the case of Virrila concessions, the payment is equivalent to US$3 per hectare.

Likewise, Cementos Pacasmayo S.A.A. pays royalties to the State as established by the Authority in Law N° 28258 and its amendment N° 29788.

Cementos Pacasmayo currently has an agreement with the Fundacion Comunal San Martin de Sechura for the use of the surface land associated with the production area of the Virrila quarry. The area of usufruct, surface and easement rights held by Fundación Comunal San Martín de Sechura is 14,842.800 hectares. Superintendencia Nacional de los Registros Públicos (SUNARP).

Figure 4 UEA Virrila map

N
VIRRILA 8
BAYOVAR 4
VIRRILA 9
VIRRILA 10
VIRRILA 11
VIRRILA 12
VIRRILA 6
VIRRILA 23
VIRRILA 3
VIRRILA 15
VIRRILA 19
VIRRILA 13
VIRRILA 14
VIRRILA 16
VIRRILA 20
VIRRILA 17
VIRRILA 21
VIRRILA 4
VIRRILA 7
VIRRILA 18
VIRRILA 22

CONCESIONES VIRRILA	***Topografia:*** *CPSAA*	**CEMENTOS PACASMAYO S.A.A**	***Codigo:*** ***Box Model***
	Diseño Cad: *A.I*		
	Revisado: *J.S.*	***Unidad Economica Adminsitrativa Virrila***	***Plano N° :*** ***01***
	Aprobado: *J.S*		
	Fecha: *30 Marzo 2021*	***Escala:*** *1 / 175,000* ***Datum/Zona:*** *WGS 84 / 17 S*	*Formato:* *A-4*

3.2. Piura Plant

The cement plant property is located in the Veintiséis de Octubre District, Piura Province, Piura Region. The Piura plant is located at kilometer 3 of the Piura highway.

The property is shown in Figure 5, and Table 10 shows the UTM coordinates of the center of the circle of the Piura plant:

Table 10 Central coordinates of the Piura cement plant

North	East	Radius	Zone
531293.65	9429098.05	650.00	17

The area of the property is 42.28 hectares. The property is registered in the National Superintendence of Public Registries (SUNARP) under the registration numbers 11161659 and 11164329 in the registry zone No. I SEDE PIURA, Piura Registry Office.

Cementos Pacasmayo S.A.A. pays taxes to the government as established by the Municipal Authority in the case of the Piura plant.

Figure 5 Piura plant perimeter

N

CUADRO DE COSNTRUCCIÓN WGS 84 UTM 17 SUR		
VERTICE	ESTE	NORTE
P1	530983.842	9429435.674
P2	530936.745	9429442.368
P3	530936.619	9429441.887
P4	530908.984	9429440.924
P5	530908.928	9429440.768
P6	530906.495	9429441.047
P7	530892.251	9429442.693
P8	530859.775	9429453.406
P9	530838.258	9429456.406
P10	530852.575	9429271.326
P11	530870.603	9429197.424
P12	530842.769	9429009.32
P13	531781.093	9428714.795
P14	531865.186	9428960.821
P15	531892.686	9428957.113
P16	531937.882	9429225.727

Propiedades de Cementos Pacasmayo S.A.A.

Topografia: CPSAA	**CEMENTOS PACASMAYO S.A.A**		**Codigo:** **Box Model**
Diseño Cad: A.I			
Revisado: J.S	**Plano perimetrico de Planta Piura**		**Plano N° :** **01**
Aprobado: J.S			
Fecha: 30 Marzo 2021	**Escala:** 1 / 3,500	**Datum/Zona:** WGS 84 / Zona 17S	**Formato:** A-3

4. Accesibility, climate, local resources, infrastructure and physiography

4.1. Virrila quarry

This chapter describes the accessibility, climate, local resources, and infrastructure for the Virrila quarry and Piura plant. Information obtained from technical and environmental studies.

Topography

The topography of the study area is homogeneous, comprising a flat relief made up of a large plain belonging to the Sechura desert.

Access

There is an access road to this quarry from Lima to Piura. The Piura plant is located in Piura city, and it is located 192 km from Virrila quarry and 950 Km from Lima.

The main access is by land. The journey from Lima to the Virrila quarry is as follows: Lima - Sechura (950 km) for a total of 15 hours.

By air, the route is as follows: Lima - Piura in 1.5 hours’ flight and an additional 1 hour drive on the Panamerican Highway north.

Climate

The quarry has a temperate and wet climate, with little rainfall, mainly between February and April. Meteorological information was taken at the SENAMHI Chusis station, the closest to the quarry. According to the data from this station, the predominant wind direction is from the S and SE.

From the analysis of the information from 2010-2014, it is evident that there is rainfall in the area in March and April. The months with less precipitation are June, July, August, and September. The month of March has the highest rainfall in the years analyzed, with a monthly total of 54.11 mm.

Temperature

The highest temperature values were recorded in January, February, and March, and the lowest in August and September. Reported temperatures for 2010-2014 were evaluated, showing temperature variations between 17.8 °C and 29.5 °C on average.

Physiography

The quarry area is located in a basin where sedimentation was interrupted by tectonic movements with changes in accumulation styles until the Pliocene.

The lithostratigraphy of the area consists of Cenozoic sedimentary units corresponding to the Tertiary period that are not exposed on the surface and Quaternary deposits (Tablezo Lobitos, Quaternary deposits of ancient alluvial, recent alluvial, coastal, lacustrine, beach, and eolian origin).

Other geomorphological units outside the quarry area were identified as the estuary and floodplain.

The degree of slope of the predominant land surface is flat to slightly sloping. According to its formation and dominant material type, the plain landscape is Aeolian and Marine Plain.

Floods and tsunamis form external geodynamics. Earthquakes form internal geodynamics.

Local Resources

The quarry personnel is divided into Cementos Pacasmayo S.A.A. personnel and contractor personnel.

The quarry is located 61.7 kilometers from the town of Sechura, which has the resources of a town. Contractor personnel is transported by bus and pickup trucks for supervision personnel.

A powerhouse provides a power supply with a generator set installed.

4.2. Piura plant

The Piura plant is located in the province of Piura and region of the same name. The plant is located 192 km from the Virrila quarry.

Topography

The Piura plant area is located on the left bank of the Piura to Paita highway, 3 km from the city of Piura, and has a coastal plain topography, with thick banks of semi-compacted and compacted sands at an average depth of 0.50 m.

Climate

The Piura plant area has a predominantly arid and warm climate with no rainfall for most of the year. When the El Niño phenomenon occurs, there is rainfall, especially between December and June. The average maximum temperature is 31.2°C, and the minimum is 17.7°C.

The dry season is from May to December, and the rainy season is from January to April. The highest rainfall occurs in March, reaching a value of 448.4 mm.

The average annual relative humidity has 69.9%; the lowest value of 66.5% was recorded in February and the highest value of 74.4% in June.

Regarding wind speed data, the month with the lowest wind speed is March with 1.9 m/sec, and the month with the highest wind speed is September with 3.3 m/sec. Regarding the data on wind direction, the wind direction is predominantly from south to north.

Physiography

In the study area, the slope of the land is slightly inclined because it is covered by eolian materials made up of light gray silty sands and sands, with loose sands resulting from the transfer of alluvial and fluvial materials by the wind; these are accumulations of sands of variable thickness. It is possible to identify within the plains anthropic areas of recent works. Likewise, it is possible to distinguish the slope phase from flat to slightly inclined (0 - 4%).

Geomorphology

The geomorphology of the Piura Region is the result of a succession of events related to processes of uplift, subsidence, erosion, sedimentation, and deformation of the materials deposited in the sedimentary basins. This scenario has identified the following geoforms: Ardisols Sands, Tablezos, Coastal Plain, Aeolian Sand Mantos.

Local Resources

Personnel at the Piura plant are divided into Cementos Pacasmayo S.A.A. personnel and contractors. Most of the personnel live in the city of Piura and travel to the cement plant in company buses or their own vehicles.

Power is supplied through the national grid. Cementos Pacasmayo has a contract with ENOSA (Electric Company), which provides power through a 60 KV transmission line.

A deep well supplies water to the Piura plant.

5. History

5.1. Virrila quarry

Virrila quarry is a seashell deposit suitable for different types of construction cement; Cementos Pacasmayo S.A.A owns the mineral deposit.

The Virrila quarry started operations on September 17, 2015. Cementos Pacasmayo hired San Martin Contratistas Generales S.A. to be the contractor in charge of production from the start of operations until March 14, 2020.

Due to the Covid-19 pandemic, operations at the Virrila quarry were suspended from March until September 2020.

After the suspension, the mining contractor Posada Perú S.A.C started operations at the Virrila quarry on September 14, 2020, until December 30, 2021.

6. Geological setting, mineralization, and deposit

6.1. Regional geology

The strata of the district of Sechura, province of Sechura, Piura region, consists of Cenozoic Age sedimentary strata of the Tablazo Talara deposit, Tablazo Lobitos deposit, Eolian deposits, Alluvial deposits and Recent deposits.

The lithostratigraphic units found in the area correspond to Quaternary-Pleistocene deposits (2.58 to 0.129 Ma). Within this category are first the tablazos, then the eolian deposits, and old alluvial deposits with little diagenesis. The tablazos were first described by T.O. BOSWORTH (1922) in the Talara - Mancora region and finally followed by the recent deposits.

Table 11 Regional stratigraphic column

6.2. Local geology

Geologically, the study area corresponds to the desert zone of Sechura and is represented by sedimentary materials from the Recent Quaternary.

It is made up of silty sand deposits with intercalations of medium to fine-grained sands and seashell horizons.

Below the recent deposits, there are diagenetic eolian deposits in a sandy matrix with calcareous cement. And underneath these are intercalations of conglomerates with gray diatomites, intercalated with white reef sandstones, corresponding to the Tablazo of Talara and the upper levels of the Zapallal Formation.

Cenozoic - Tertiary (Miocene)

Zapallal Formation (Tm-zas)

This lithostratigraphic unit is an outcrop only in its upper member in the southern and northeastern part of the quarry area. It comprises compact fine sand, seashell with fragments of reef shells, and conglomerate levels of diverse lithology with gravels smaller than 2” in a sandy matrix with little cement.

It is covered by light brown eolian sand, plant remains, and some very scarce remains of calcareous fragments due to erosion of its upper levels.

Cenozoic - Quaternary (Pleistocene)

Talara Tablazo (Qp - tt)

It is a Pleistocene-raised marine terrace. It has a significant extension in the region and constitutes 95% of the total area of the quarry. Its relief is essentially flat, with slight undulations due to wind action and the crossing of small streams, which are activated only during rainy periods. Topographically, this unit develops at an average elevation of 80 meters above sea level, with a slight inclination to the SE. The calcareous deposit of the Virrila quarry is formed by coquiniferous portions of the Tablazo Talara that undergo lateral variations in thickness and composition of calcareous remains.

Cenozoic - Quaternary (Recent)

Aeolian Deposits (Qr - e)

These deposits are accumulations of fine to medium-grained sands transported from their sources of origin by the wind. They occur as small layers or stacks of 1 to 2 meters thick, and are composed of brown silty sand with fragments of reef shells, gravels and remains of roots at the deepest level. At the top, there are gray to dark brown eolian sands with few fragments of shells, reefs, gravels, and roots.

Table 12 Local stratigraphic column of the Virrila quarry

Era	System	Series	Lithostratigraphic units	Lithologic Description
Cenozoic	Quaternary	Recent	Eolic deposits	SU	Gray to dark brown eolian sand, few fragments of seashells, gravels, remains of vegetation.
		Pleistocene	Tablazo Talara	CT	Earthy calcareous in beige to brown sandy matrix. Remnants of seashells, reefs, not very compact or loose and with some gravels.
				B1S	Fragments of bivalves, gray color, with remains of shells and presence of gravel.
				LM	Sandy silt with traces of calcareous, gray to beige color, medium dense, mostly occurring as large lenses within the CT, B1S and A1 layer.
				A1	Calcareous of fine matrix of beige to gray color, with presence of fragments of shells and reefs somewhat preserved of beige to gray color, friable or somewhat compact due to the presence of sulfates.
				A2-A	Semi-compact calcareous, with presence of coral reef and some sand.
				A2	Coral reef fragments of heterogeneous size and somewhat preserved, creamy beige to pinkish color, sometimes accompanied by a fine white calcareous matrix, friable and somewhat compact in contact with the A2-B layer.
				A2-B	Semi-compact coral reef fragments, with some gravel.
				A2-C	Fragments of coral reef, with some gravel.
				A3	Dark beige calcareous fine compact matrix with presence of voids and high magnesium, weak reaction to HCl.
				ARE	Silty sand with traces of calcareous minerals
				B1	Fine matrix calcareous, beige color with preserved seashell fragments of heterogeneous size and traces of gravels.
				B2	Sandy calcareous with remains of fragmented whitish gray shells and with presence of gravels.
				GRV	Conglomerate of sandy matrix, medium to coarse-grained, gray color, compact.
	Tertiary	Miocene	Zapallal Formation	DIA	Diatomite massive green color, semi compact.

6.3. Characteristics of the deposit

Table 13 shows the characteristics of the deposit.

Table 13 Characteristics of the Virrila deposit

Quarry	Average Width (m)	Average Length (m)	Average Thickness (m)	Average depth (m)		Continuity
				Top Elevation	Lower Elevation
Virrila	950-2000	3100-4000	7-20	37	20	Calcareous sedimentary deposit whose zones are controlled by the continuity of the quality of the strata.

Figure 6 Geological section of the Virrila quarry

7. Exploration

7.1. Drilling

During 2007 and 2008, exploration activities were performed to collect geological information from the Virrila quarry.

In 2013, exploration activities were carried out using test pits in the best areas of the concession.

In 2019, activities and sampling in the operation area were developed to validate the reserves in the area of operation and update the inventory.

During 2021, drilling was conducted to confirm Reserves within the operations. The work performed during 2021 aimed to:

●	Obtain representative samples of drill core.

●	Identify and recognize the lithological strata.

●	Perform chemical tests to determine the qualities of the material.

●	Reconfirm the volume and tonnage of the Reserves.

It is also expected that, by 2022, we will have a detailed report of the geology and laboratory results to incorporate into the Reserves model.

The drilling work was supervised by Cementos Pacasmayo S.A.A. personnel and executed by Ram Peru S.A.C.

Ram Peru S.A.C. executed the diamond drill holes of 10 m depth. The drill holes had a vertical orientation (-90°), and HQ pipe (63, 5 mm) was used.

7.2. Hydrogeology

In 2012 Cementos Pacasmayo S.A.A. hired IENDESA S.A.C. to perform a hydrogeological study at the Virrila quarry. The study was titled, “Hydrogeological Study for Water Supply to the Virrila quarry - Piura.”

The geophysical study included the evaluation of 07 SEV (Electro Vertical Soundings) and established the presence of 3 layers or geoelectric horizons. The elements that compose these horizons would be sands, silts, and sandy clays intercalated and/or mixed that present some water.

The results showed that the yields oscillate between 13 to 17 l/s, and the depths range from 134.4 to 271.45 m, indicating the nappe is semi-confined in the Tertiary age sedimentary rocks.

The aquifer recharge in the sector is currently done through the exchange of subway flow from rainfall in the upper parts of the valley and the effects of the El Niño phenomenon from previous years.

The drilling of the exploratory well to a depth of 180 meters, with drilling diameters between 08” to 12”, was planned from the various phases of the investigation.

In 2013 Cementos Pacasmayo S.A.A. hired DCR Ingenieros S.A. to develop a hydrological study. The study considered hydrometeorology through the information obtained in 10 pluviometric stations and five hydrological stations.

A conceptual geochemical evaluation of the calcareous material obtained from the CV1-05 test pit at a depth between 0.15 to 0.50 meters was carried out and sent to the Spectrometric Laboratory of the National Engineering University. The results were as follows:

Table 14 Net neutralization potential results

	Value	Description
pH	7.3	Hydrogen potential
% S	0.01	Percentage of sulfur with sulfide
PN	695.00	Neutralization power
PA	0.31	Acidity power
PNN	694.69	Neutralization net power

In 2015, Ram Peru S.A.C conducted drilling to obtain hydraulic test data . Lugeon tests were performed at a depth of 60 meters in fine compact sand in the first piezometer obtained. The result was a hydraulic conductivity of 1×10-9 cm / s, which is considered a low value according to the Table of Theoretical Values in Custodio and Llamas (1983).

The second test was Lefranc type in fine sand, at a depth of 45 to 51 meters. The results show 1,180×10-6 cm/s. The lithology is composed of loose and compacted sands with a thickness of 9 meters. The results show a low permeability material.

The transmissivity parameter has been calculated with these tests, resulting in a value of 3.2E-02 m2 /day, which corresponds to a low transmissive material.

7.3. Geotechnical studies

In 2013 Cementos Pacasmayo S.A.A. hired DCR Ingenieros S.A. to develop a study of the geotechnical characteristics of the Virrila quarry. The study considered the execution of test pits to obtain samples and perform laboratory tests.

A total of 14 test pits were dug, reaching a minimum and maximum depth of 3.2 and 6.5 meters.

Ausenco conducted the soil mechanics tests in the geotechnical laboratory. Also, the rock mechanics and mineralogical tests were carried out in the Laboratory of the National Engineering University

Table 15 Soil mechanics laboratory test summary

Zone	Soil Pit	N° of sample	Depth	S.U.C.S	W (%)	Granulometric analysis			Atterberg Limits
						Gravel (%)	Sand (%)	Fine (%)	LL (%)	LP (%)	IP (%)
Virrila quarry	CV1-02	MD - 01	0.1-0.4	SM	1.30	3.30	79.70	16.90	NP	NP	NP
	CV1-03	MD - 01	0.0-0.4	SM	0.80	2.50	84.80	12.70	NP	NP	NP
	CV1-04	MD - 01	0.1-0.3	SM	1.10	11.60	69.20	19.10	NP	NP	NP
	CV1-05	MD - 01	0.15-0.5	SC	1.40	17.60	43.30	39.10	34	23	11
	CV1-11	MD - 01	0.0-0.4	SC-SM	1.30	2.20	76.10	21.70	27	22	5
	CV1-13	MD - 01	0.0-0.3	GM	5.00	42.80	34.00	23.20	NP	NP	NP

Table 16 Rock mechanics laboratory tests summary

Zone	Soil Pit N°	Depth (m)	Point load test (MPa)	Simple compression test (UCS) (MPa)
Virrila quarry	CV1-09	0.7-1.4	22.69	-
	CV1-11	0.7-5.0	6.43	3.31

Based on the test pits and the results, three geotechnical units (Geotechnical Unit UG-I, Geotechnical Unit UG-II, and Geotechnical Unit UG-III) were identified.

Table 17 Strength parameters

Geotechnical Unit	Specific gravity (kN/m3)	Angle of friction (ɸ°)	Cohesion (c) (kPa)
UG-I	16	30	0
UG-II	20	26	32
UG-III	20	39	70

The study considered within the engineering analysis: design criteria and parameters, and physical stability analysis. A horizontal seismic coefficient of 0.24g was considered for the pseudo-static evaluation of the quarry; corresponding to 50% of the maximum ground acceleration, which is 0.48g (firm ground) for a return period of 475 years.

The evaluation also included hydraulic aspects, which considered information associated with the El Niño phenomenon. The assessment of extreme flows was carried out by applying the indirect method of the Soil Conservation Service – SCS.

Figure 7 Map of the location of drill holes in the Virrila quarry.

8. Sample preparation, analysis and security

This Chapter describes the preparation, analysis and security of the samples used for the geology, quarry and cement plant operations.

8.1. Geology and Quarry

Cementos Pacasmayo S.A.A. has implemented international standards in all its operations, such as quarries and plants. The ISO 9001 standard has been implemented and certified since 2015. The certification is renewed annually through an external audit.

The SSOMASIG area (Security, Occupational Health, Environment and Management Systems) is part of the team that determines and gives the necessary support for maintaining the ISO 9001 (Quality). The scope is in all the company’s activities.

Table 18 shows the list of protocols for quality assurance and quality control.

Table 18 Quality protocols in the area of Geology

Activity	Protocol	Code	Review
Sample preparation methods	DRILLING WITNESS CUTTING	OM-GL-PRT-0021	R0
	SAMPLE PREPARATION FOR PHYSICOCHEMICAL ANALYSIS	OM-GL-PRT-0022	R0
	SAMPLE SELECTION FOR GEOMECHANICAL ANALYSIS	OM-GL-PRT-0036	R0
Quality control procedures	DRILLING INITIATION AND SUPERVISION	OM-GL-PRT-0005	R0
	TOPOGRAPHY AND MEASUREMENT OF DRILL HOLE DEVIATIONS	OM-GL-PRT-0007	R0
	SAMPLE RECOVERY	OM-GL-PRT-0008	R0
	SURVEY AND DELIVERY OF COLLARS	OM-GL-PRT-0009	R0
	RECEIPT AND STANDARDIZATION OF DRILLING CORES	OM-GL-PRT-0012	R0
	PHOTOGRAPHIC RECORD	OM-GL-PRT-0013	R0
	PHOTOGRAPHY OF TEST PITS	OM-GL-PRT-0014	R0
	GEOLOGICAL LOGGING	OM-GL-PRT-0015	R0
	LOGGING OF TEST PITS	OM-GL-PRT-0016	R0
	GEOTECHNICAL LOGGING	OM-GL-PRT-0017	R0
	SAMPLING IN TEST PITS	OM-GL-PRT-0018	R0
	FIELD-QUARRY SAMPLING	OM-GL-PRT-0029	R0
	ORE STOCK SAMPLING	OM-GL-PRT-0030	R0
	BLASTHOLE SAMPLING	OM-GL-PRT-0032	R0
	SAMPLE ANALYSIS FOR DENSITY	OM-GL-PRT-0020	R0
	QAQC PROGRAM	OM-GL-PRT-0023	R0
	ORE CONTROL	OM-GL-PRT-0035	R0
ORE CONTROL POLYGON FIELD MARKING
ORE CONTROL PLAN
Security	TRANSPORT OF CORES	OM-GL-PRT-0010	R0
	TRANSPORT OF SAMPLES TO THE LABORATORY	OM-GL-PRT-0024	R0
	REGISTRATION AND SHIPMENT OF MATERIAL	OM-GL-PRT-0031	R0
	CORE-SHACK STORAGE	OM-GL-PRT-0034	R0
	DATA ASSAYS INPUT – DATASHED	OM-GL-PRT-0027	R0
	CHANNELING OF GEOLOGICAL INFORMATION	OM-GL-PRT-0028	R0
	DATABASE MANAGEMENT	OM-GL-PRT-0025	R0
Others	PROGRAMMING OF COLLARS	OM-GL-PRT-0001	R0
	PROGRAMMING OF TEST PITS	OM-GL-PRT-0002	R0
	PREPARATION OF DRILLING RIGS	OM-GL-PRT-0003	R0
	INSTALLATION OF DRILLING MACHINE	OM-GL-PRT-0004	R0
	PREPARATION OF TEST PITS	OM-GL-PRT-0006	R0
	HOLE ENDING	OM-GL-PRT-0011	R0
	REPORT WRITING – FIELD VISIT	OM-GL-PRT-0026	R0
	LIMESTONE MATERIAL MOVEMENT REPORT AND LOG – SGCP	OM-GL-PRT-0033	R0

8.1.1. Preparation of samples, procedures, assays and laboratories

Samples obtained from the drill holes are placed in holders to be duly coded, cut, bagged and sent to the laboratory at the Piura plant, and are occasionally sent to an external laboratory following the company’s procedures.

Certimin S.A. is used as an external laboratory for chemical analysis. This laboratory has modern facilities for developing mining services associated with the cement industry and technical support in the geochemical field for national and international companies. Certimin S.A. is a Peruvian laboratory certified in ISO 9001, ISO 14001, ISO 45001, NTP-ISO/IEC 17025 Accreditation and membership in ASTM.

The laboratory analyses performed for the samples are CaO, MgO, AlO3, SiO2, Fe2O3 and SO3. Table 19 shows the methods used for seashell analysis.

Table 19 Methods of analysis for the seashell from the Piura plant laboratory

Analytical	Method used	Description
% Moisture	PI-CC-P-03	EXTERNAL SAMPLE PROCESSING
	PI-CC-P-09	SAMPLING AND PREPARATION OF RAW MATERIALS AND PROCESS MATERIALS
Loss on ignition	PI-CC-P-05	WET CHEMICAL ANALYSIS
Various elements	PI-CC-P-07	OPERATION OF THE FRX – ARL 9900 THERMO EQUIPMENT (CHEMICAL ANALYSIS BY X-RAY FLUORECENCE)

8.1.2. Quality Assurance Actions

Cementos Pacasmayo S.A.A., through its Quality Control unit, performed quality assurance activities for the samples obtained in the Virrila deposit, applying the quality plan, procedures, and measures necessary to obtain information from the seashell samples. The laboratory analyses were performed in the chemical laboratory of the Piura plant. The results were used for the estimation of Resources and Reserves of the deposit.

8.1.3. Quality Plan

Cementos Pacasmayo S.A.A. has implemented QAQC protocols to develop exploration and production activities in the Virrila quarry to ensure the quality of the information that allows the estimation of Resources and Reserves in the deposit.

The quality plan implemented by Cementos Pacasmayo for the quarries includes the insertion of blanks, duplicates, and standards to control the precision, accuracy, and contamination in the samples.

Table 20 Quality Plan of the Virrila quarry

Blanks	Duplicates	Standards	Remark
1 control sample for each batch of 20 samples.	2 control sample for each batch of 20 samples.	1 control sample for each batch of 20 samples.	Cementos Pacasmayo protocol ¨OM-GL-PRT-0023-R0¨.

During the 2017 drilling campaign, the QAQC control protocols were applied, and the samples obtained were sent to the Piura plant laboratory for analysis. As part of the procedure, thick Duplicate and Twin samples were inserted, representing 7.11% and 7.72% as the insertion ratio. Calcium oxide (CaO), which is the main component of the seashell for cement production, was analyzed. The quality control (CaO) results showed that the Coarse Duplicate samples presented a standard deviation of 7%, which is within the acceptable range (20%). The percentage of good samples was 96%. On the other hand, the quality control results for the Twin samples showed a standard deviation of 8%, which is below the permitted error of 30%. The percentage of acceptable samples was 98%.

Sample security

Cementos Pacasmayo S.A.A. has implemented QAQC protocols to develop exploration and production activities in the Virrila quarry to ensure the quality of the information that allows the estimation of Resources and Reserves in the deposit.

During the drilling campaigns, Cementos Pacasmayo S.A.A. had built a core shack where the samples are correctly stored to preserve their quality.

Figure 8 Photographic record of core shack

CPSAA provided the necessary materials for the storage and transport of the samples. CPSAA also implemented sampling cards with information on the name of the project, name of the borehole to be sampled, date of sampling, sampling interval, sampling manager, sampling, and type of sample or control sample.

All samples were labeled, and a photographic record is available. The photographic record of each sampling bag is made together with the weighing of the sample.

8.1.4. Chain custody

CPSAA implemented chain-of-custody systems to guarantee the physical security of the samples, data, and associated records.

Figure 9 Photographic record of the sampling intervals

8.1.5. Qualified Person’s Opinion on Cement Plant QAQC

In the ‘qualified person’s opinion, Cementos Pacasmayo has been complying with the international standards of ISO-9001 (Quality) since 2015 and has implemented Quality Assurance and Quality Control (QAQC). Cementos Pacasmayo S.A.A. has used a QAQC check program comprising blank, standard, and duplicate samples. The actual sample storage areas and procedures are consistent with industry standards.

There is information on sample preparation methods, quality control measures, and sample security. These results are accurate and free of significant error. The protocols in the different exploration and production processes strictly comply with local and international best practices.

The sample preparation, security, and analytical procedures used to acquire the data in this report are adequate for use in the construction of the Geological Model, Resource Estimation, and Reserve Estimation.

8.2. Piura Plant

8.2.1. Samples preparation, procedures, assays and laboratories

Cementos Pacasmayo S.A.A. has a quality control plan for each of its operations as part of the corporate quality system.

The quality control plan (PI-CC-D-01/ Rev 04) describes the evaluation methods used in the Piura Plant’s quality control laboratory, applied to samples of raw materials such as seashells, sand, clays, and iron ore; in-process products: raw meal, clinker, and cement; active additions: gypsum mineral, pozzolana, slag, and shells; and finished products such as MS, ICO and Type I packaged cement.

Different analytical methods are applied for the physical and chemical characterization of raw materials, products in-process, and finished products, such as classical tests, X-ray fluorescence tests, X-ray diffractometry tests, potentiometry, adiabatic calorimetry, among other analytical techniques supported by equipment designed for such specific purposes.

The analytical methods are based on guidelines described in ASTM, NTP (Peruvian Technical Standard), and ISO standards.

8.2.1.1. Raw materials sample preparation

The sample preparation consists of the collection and preparation of samples. The sample preparation procedure consists of primary and secondary crushing and reduction of the sample by the quartering method. The sample is pulverized in the ring mill.

8.2.1.2. Laboratory analysis

The Piura plant laboratory has implemented the ISO 9001 standard; it has different instrumental equipment. The annual maintenance and calibration program is applied to ensure the reliability and traceability of the measurements performed.

The major equipment is X-ray fluorescence (XRF), which is used for chemical control of the different plant processes, such as:

●	Reception and entry of raw materials.

●	Grinding of raw flour and coal.

●	Production of clinker.

●	Grinding and packaging of cement.

Also, the hydraulic press is used to determine and analyze the compressive strength of the different types of cement produced in the plant.

For all types of cement, different physical characterization tests are performed, such as air content test, Blaine fineness, autoclave expansion, compressive strength, and setting time using the Vicat needle method.

Other complementary tests are autoclave shrinkage test, expansion in the mortar at 14 days, expansion by sulfates at six months, chemical tests by the classical method to determine SO3, MgO, and loss on ignition insoluble residue.

Quality Assurance Actions

The PI-CC-D-01/ Rev 04 sampling and data verification plan applies to all processes at Piura plant. Table 21 shows the tests and frequency for each stage of the process.

Table 21 Tests and frequency for each stage of the process

Stage	Tests	Frequency
Reception of raw materials	XRF pellets, XRF beads, moisture, RM-3in, calorific power and Cl by potentiometry	every 5 to 10 trucks
Raw mill scale	XRF bead and Cl by potentiometry	1 time per shift
Crude milling	XRF pellets, RM 170 and loss on ignition.	Every hour or up to 1 time per shift.
Kiln feeding	XRF pellets, RM 170 and loss on ignition.	Every 2 hours
Coal scale	XRF pellets, calorific power and moisture.	One coal sample per shift
Coal milling	XRF pellets, RM 230, calorific power and fine moisture.	Every 4 hours
Preheater	XRF pellets, loss to fire, calcination and volatilization.	Every 2 hours
Kiln filter	Loss on ignition, XRF beads y Cl by potentiometry.	One sample per shift
Clinkerization	XRF pellets	Every hour
Cement grinding	XRF pellets, Rm 325, RM 450, loss on ignition and cal libre	Every 15 min or 1 time per shift
Mill scale	XRF pellets for daily composting and XRF bead for daily composting	One sample per shift
Composite cement grinding	XRF pellets, Rm 325, RM 450, loss on ignition and cal libre	Every 15 min or 1 time per shift
Packaging control	RM 1/2in, RM8 and XRF pellets	every 2 hours, every 20 big bags, every 4 trucks and every 300 bags
Packaging – Composite	XRF pellets, RM 325, RM 450, loss on ignition, compressive strength, setting, autoclave expansion, density, 14-day mortar bar expansion, sulfate resistance and heat of hydration	Every 15 min or 1 time per shift
Stage	Tests	Frequency

8.2.1.3. Finished Product Control

The controls for finished products include test, frequency, and person in charge. The test made is magnesium oxide, sulfur oxide, loss on calcination, insoluble residue, expansion in an autoclave and compressive strength.

8.2.1.4. Control of non-conforming product

The non-conforming products must be identified, documented, evaluated, controlled, separated and disposed of, to prevent their non provided use or delivery, according to that established in the procedure.

The remedy for a non-conforming product is reprocessing, reclassification of the material, acceptance by authorized personnel, acceptance by the client’s concession, and controlled dosage.

8.2.1.5. Validation of Silos

It applies to all products manufactured at the Piura plant to ensure that the cement dispatched complies with the technical specifications and requirements of the Technical Standards.

8.2.1.6. Density

The density analysis in raw materials (crushed) is determined in a recipient of known volume (bulk density), the material is added in a recipient previously tared, is compacted smoothly, made level and weighed on a precision balance. The values are reported in weight/volume.

For cement, fine materials are analyzed through the Le Chatelier bottle, whose value is used for the quality certificate issued to the customers.

8.2.1.7. Quality Assurance (QA) and Quality Control (QC)

The QAQC program contains methods that are applied to control the quality of the samples obtained in the operations of ore reception, raw mill balance, raw milling, kiln feed, coal balance, coal grinding, preheater, kiln filter, clinkerization, cement grinding, cement mill balance, cement grinding, cement compost grinding, packaging control and packaging-composite by Cementos Pacasmayo S.A.A. personnel. In this way quality control results are achieved.

The parameters used for quality control are:

-	PI-CC-P-01, Quality Plan

-	PI-CC-P-02, Physical tests for cement.

-	PI-CC-P-05, Wet chemical analysis.

-	PI-CC-P-06, Chemical and instrumental analysis of anthracite coal.

-	PI-CC-P-07, Operation of the ARL 9900-Thermo XRF equipment.

-	PI-CC-D-01, Quality Plan.

-	G-ASC-EST-01, Pozzolana Technical Specification.

-	G-ASC-EST-02, Slag Technical Specification.

-	PI-CC-PCC-01, Incoming raw materials control parameters.

-	PI-CC-PCC-02, Raw material grinding control parameters.

-	PI-CC-PCC-03, Clinker Production Control Parameters.

-	PI-CC-PCC-04, Coal grinding control parameters.

-	PI-CC-PCC-05, Cement grinding control parameters.

8.2.1.8. Quality Plan

The quality plan implemented by Cementos Pacasmayo for the cement plants includes the insertion of standards to control the accuracy in the samples.

8.2.1.9. Quality control parameters

The quality control parameters of the materials received at the Piura plant are the following

Table 22 Quality Control Parameters for Ore Receipt

Mineral	Content analysis
Domo seashell	CaO, MgO, SO3, Cl, Na2O, K2O y R – 3-inch Mesh
Addition seashell	SO3, Cl, MgO, Na2O, K2O y R – 3-inch Mesh

Likewise, quality parameters are controlled in the by-products and products obtained during production to comply with the company’s quality standards.

8.2.2. Security of the samples

Cementos Pacasmayo S.A.A has implemented QAQC protocols to develop cement production activities at the Piura plant to ensure the quality of the information that allows the Estimation of the Resources and Reserves of the deposit.

Sample preparation consists of sample collection and preparation for raw material, clinker, and cement.

The testing procedures are physical testing for cement, wet chemical analysis, and operation of XRF equipment.

Likewise, the control parameters are raw material parameters, pozzolana, slag, mineral reception parameters, clinker production parameters, raw material parameters for crude; crude feed parameters, crude milling parameters, coal milling parameters, and cement milling parameters.

8.2.3. Qualified Person’s Opinion on cement plant QAQC

Cementos Pacasmayo S.A.A. has a Quality Assurance, Research and Development area that ensures compliance with the requirements for finished products specified in Peruvian technical standards, which are traceable to the standards of the American Society for Testing and Materials (ASTM).

The Research and Development area is located at the Pacasmayo plant, and its scope includes operations at the Piura plant.

Compliance with the requirements based on the quality assurance management system, the indicator was 0% of nonconforming products in the market. Likewise, the level of customer satisfaction (G-GH-F-03 / Rev. 03 Customer satisfaction) is 80%.

Based on the above, in the ‘qualified person’s opinion, the quality assurance system at the Piura plant, which includes preparation methods, procedures, analysis, and security, complies with the best practices in the industry, thus ensuring that the end customer has confidence in the level of quality of the products marketed by Cementos Pacasmayo.

9. Data verification

This Chapter shows the data verification activities for the geology, quarry, and cement plant areas.

9.1. Geology and quarry

9.1.1. Data Verification procedure

CPSAA has a specialized area in the compilation, verification, and standardization of information for the geological database. Its principal function is to validate the data to be used to estimate Mineral Resources and Reserves. Internal protocols have been implemented to correctly manage the data, subject to internal audits and supported by the DataShed software.

9.1.2. Data collection

The Data collection applies to exploration activities. For diamond drilling, the process flow for planning and execution of drillings, survey methods for reporting drill collars, and ddh / verification of the core information quality and recovery process. In addition, the processes flowsheet, validation and consistency of sample information, sample preparation and testing, density, registration process, and digital photographic storage are used for geological sampling activities.

9.1.3. Management and Validation of Database

The stages for management and validation of database are the recovery, processing, and storage of the database, which includes database development process flow, information standardization and integration process, information storage strategy, appropriate database technology, structure and practicality of the database system that allows fast and flexible access and input of information, and validation of chemical results, which includes the QAQC report.

9.1.4. Tracking Data

The QPs verified the consistency between the database records and the original registry in 2021. The QPs detected no differences between the database and the log files. A digital copy of all records is kept as a pdf file. Digital certificates support the chemical analysis data.

The information collection considered the following: Drill collars, Survey, Lithology, Samples, and Assays. The data is collected on the DataShed software.

9.1.5. Validation of Data

Collar, Survey, Lithology, and chemical analysis data were imported and processed with DataShed software.

The results indicated that the database had adequate integrity for Resource estimation. This software verifies that the data entered from each sample or reported by the external laboratory is correct for input into the Resource model.

The team followed the defined processes for information flows to support Resource and Reserve estimation. The qualified persons followed the same method to verify and validate the data. It has been found that the validated data is congruent in the same interpretations. The QPs generated the fundamental base geological models for the estimation of the Resources.

No findings have been found that could invalidate the estimation of the Resources and Reserves of the unit.

9.2. Piura plant

The Quality Control Plan contemplates the following aspects: PDCA cycle, customer, a person in charge, activities, risks, control methods, monitoring, measurement, analysis, evaluation, and documentary evidence.

The PDCA cycle is:

●	Plan; during this stage, the following activities are considered: determination of characteristics of raw materials, product in-process and finished product, elaboration of control and matrices parameters, and determination of actions and results in assurance program.

●	Do; during this stage, the following activities are considered: verification and compliance with the requirements and matrices, sampling, and preparation.

●	Check: during this stage, the following activities are considered: chemical analysis by XRF, chemical analysis, physical analyses, recording of results, taking action on non-conformities.

●	Act, during this stage, the following activity is considered, acting to improve.

●	The Quality Assurance Plan is applied to the following customers: production, quarry, provisions chain, and external customer.

9.2.1. Data verification procedures

The XRF analysis, chemical analysis, and physical analysis are made to verify the results of the samples as part of the Quality Control Plan.

The data resulting from these three types of analysis are recorded and evaluated to determine whether they comply with the technical specifications.

Data verification procedures include internal audits, checklists, statistical tables, reports, data validation, certificates, interlaboratory test reports, and compliance with quality protocols.

9.2.2. Data validation

Cementos Pacasmayo S.A.A. through its quality assurance and control area participates in evaluations with international laboratories such as CCRL/ASTM (Concrete and Cement Reference Laboratory), which is an international reference laboratory for construction materials, and Xamtec of Colombia, an international interlaboratory, in order to report reliable data.

The Quality Control laboratories endorse their analysis methods by participating in interlaboratory analysis programs, which compare the results with national and foreign laboratories. The methods of analysis compared are X-ray fluorescence (XRF) and the physical cement tests, which are the methods used to control cement quality. In all the results of these interlaboratory programs, the companies always obtain the best results for each test.

9.2.3. Qualified Person’s Opinion on cement plant

In the author’s opinion, the methodologies used for collecting and processing data at the cement plant are accurate and free of fundamental errors. This information can be used for the model’s construction and estimates for cement production.

Considering that the analyses of the main chemical components and physical properties of the raw materials and final products are made in external laboratories, the quality of the information is adequate for preparing mineral Resource and Reserve estimates.

10. Mineral processing and metallurgical testing

10.1. Nature of testing program

Cementos Pacasmayo S.A.A. has a Quality Assurance and Control unit and a Research and Development unit. The objective of these is to develop, evaluate, and research procedures for developing products at the laboratory level, and they are scaling up to the industrial level. Another objective is to identify other additions that can substitute for clinker: slag, pozzolana, fly ash, calcined clays, etc., to reduce their environmental footprint and the cost of cement production.

They have also implemented procedures for preparing, reviewing, issuing, and controlling test reports associated with cement production in the Pacasmayo and Piura plants.

The laboratory at Pacasmayo plant has implemented the ISO 9001 standard; Cementos Pacasmayo has implemented a Research and Development laboratory located at the Pacasmayo plant to evaluate technical aspects in cement plants and quarries (including the Virrila quarry).

A permanent control is carried out with other laboratories to further the results.

Likewise, interlaboratory reports are issued with external laboratories such as CCRL (Cement and Concrete Reference Laboratory), a reference laboratory for construction materials at the international level, and Xamtec from Colombia, an internal interlaboratory.

An important percentage of Research and Development activities are focused on evaluating different ratios between clinker-mineral additions that provide the best functional characteristics to our products and at the same time keep balance with the benefits generated for the company. Whether it is a requirement or an own initiative oriented to supply any previously identified need, the laboratory tests are developed continuously, seeking to generate an operational benefit to the company.

10.2. Cement Manufacturing Test Results

At the Pacasmayo plant, the studies conducted in the Research and Development Laboratory and the Quality Control area include reducing the clinker/cement factor and substituting slag for pozzolan at the Piura plant. The clinker/cement factor of the cement with additions is 0.7.

10.3. Adequacy of the Test Data

The Research Laboratory issues technical reports following the criteria of international standards to the operations area, which evaluates the convenience of industrially implementing the tests and validating what has been reported at the laboratory level.

In the opinion of the qualified persons, the reliability and integrity of the cement plant test data that underlies assumptions about cement manufacturing are high and the data is adequate to support the assumptions in this report. This opinion is based on the technical competence of the area’s collaborators, which is regularly evaluated through different internal and external interlaboratory programs.

11. Mineral Resources Estimates

The geological model was developed and structured using Leapfrog software. The QPs generated the model solids, taking into account the lithology of the deposit based on the geological characteristics and its quality.

Due to the nature of the deposit in its stratified nature and occurrence, the qualified persons interpreted the geological model with the help of a set of sections parallel to the two main directions of the deposit shape, spaced every 40 meters.

Considering the conceptual model of the project and based on the fieldwork carried out by Cementos Pacasmayo’s geologists, the lithological descriptions were grouped into ten horizons (Table 23).

Table 23 Lithologic units of the Virrila quarry geological model

Lithologic Units	Mine Sight Code ITEM (TLITO)	Numeric Code ITEM (CODEM)
Aeolian sand, brown to brownish color, with seashell remains.	SU	1
Earthy calcareous, creamy beige color, scarce seashells and reefs.	CT	2
Calcareous with compact shell debris	A1	3
Seashell with presence of shells and beige corals	A2	4
Massive compact beige seashell and beige corals	A3	5
Green clayey silt with intercalation of calcareous levels.	LM	6
Beige calcareous compact massive fine matrix.	A31	7
Calcareous with remains of seashells and sand with some gravels.	B1	8
Calcareous with remains of shells and abundant coarse sand and gravels.	B2	9
Green diatomite.	DIA	10

The main criterion for the geological model is the quality, supported and associated with the lithological aspect.

The lithological criteria are based on the macroscopic physical characteristics of the shell horizons and the percentage of important elements in their composition (oxides).

This analysis uses a quality cut-off of 48.5% of CaO based cement manufacturing technical specifications. In addition, other quality parameters were considered according to the technical specifications. All criteria together allowed the identification of good quality horizons, which were assigned the following codes in the CAPA item.

Table 24 shows the quality parameters for Domo seashell and Addition seashell.

Table 24 Quality Parameters for Dome and Additive seashells

		Domo Seashell	Addition Seashell
CaO (%)	Min.	48.50	NA
	Max.	-	NA
	Target	50.00	NA
MgO (%)	Min.	-	-
	Max.	2.00	2.00
	Target	1.50	1.50
SO3	Min.	-	-
	Max.	0.85	2.50
	Target	0.80	2.00
Cl	Min.	-	-
	Max.	0.035	0.035
	Target	0.030	0.030
Na2O (%)	Min.	-	-
	Max.	0.300	0.30
	Target	0.250	0.25
K2O (%)	Min.	-	-
	Max.	0.200	0.20
	Target	0.150	0.15

The block model was configured based on the dimensions and spatial distribution of the formations containing the material of economic interest.

Table 25 shows the characteristics of the model. (Coordinates in UTM units).

Table 25 Characteristics of the block model

	Minimum (m)	Maximum (m)	Size (m)	Number
X	524,800	528,400	8	450
Y	9343300	9345100	8	225
Z	20	45	0.5	50

11.1. Database

The Geological Model used 324 samples obtained from test pits and 5,369 samples obtained during production activities for resource estimation.

The data is processed and managed in Data Shed software and then used in Mine Sight software.

11.2. Density

The density data for the estimation of the seashell Resources of the Virrila quarry as of December 2021, were taken from the historical data of sampling results carried out in the first drilling campaigns. The density ranges between 1.51 and 1.89 t/m3.

11.3. Compositing

In general, each geological unit is estimated from the composite data (the composites were restricted to not cross “hard” boundaries between different geological units).

The objective of composting is to create a distribution of grades of equal support (volumes) from the initial samples in the drill hole. Thus, when compositing, one must be careful that the composites preserve the original nature of the sample. The calculated values considered in the compositing were for the SiO2, Al2O3, CaO, MgO, and SO3.

Composites were made at different lengths to determine the optimum compositing length, resulting in compositing at 1 m as the length that best fits the nature of the original sample and is included in the resource estimation process.

In addition, the length of the deposits is considered based on an exact multiple of the height of the blocks used to model the deposit and is also matched to the bench height to be operated.

11.4. Basic statistics of the data (Assay – Composites)

Table 22 shows the results of the basic statistics of the principal oxides as CaO, SiO2, MgO, Al2O3, SO3, for the original data and the composited data.

QP performed the statistical analysis for each defined body with the interpretation of deposit quality, which were also taken as criteria for modeling and estimation.

Table 26 shows the statistics for “Horizon A2” as this is the main horizon for estimating the Reserves.

Table 26 Basic data statistics

Componentes	Origen	Valid	Rejected	Minimum	Maximum	Mean	Std. Devn.	Variance	Co. Of Variation
SiO2	Assay	1856	0	0	56.31	5.54	7.38	54.51	1.33
	Composite	2458	0	0	55.54	4.59	6.23	38.87	1.36
CaO	Assay	1856	0	12.92	56.77	51.58	5.63	31.68	0.11
	Composite	2458	0	15.99	56.77	51.93	4.73	22.36	0.09
MgO	Assay	1856	0	0.17	15.78	0.82	1.11	1.23	1.35
	Composite	2458	0	0.19	14.62	0.73	0.89	0.79	1.23
Na2O	Assay	1856	0	0.01	1.45	0.26	0.14	0.02	0.55
	Composite	2458	0	0.04	1.25	0.24	0.11	0.01	0.47
K2O	Assay	1856	30	0	0.97	0.15	0.17	0.03	1.13
	Composite	2424	34	0	0.97	0.13	0.15	0.02	1.18
SO3	Assay	1856	0	0.07	8.81	0.51	0.43	0.18	0.84
	Composite	2458	0	0.07	5.06	0.49	0.30	0.09	0.62
Cl	Assay	1856	2	0	0.74	0.024	0.039	0.002	1.595
	Composite	2455	3	0	0,74	0.022	0.037	0.001	1.697

11.5. Extreme values

Extreme values are considered to be those analysis results that are not representative of the unit being studied and are above the mean plus twice the standard deviation.

Of the extreme values in the laboratory results for the calcareous lithologic units that are being estimated, no deviation has been found, all the results are coherent and representative of the levels to which they correspond

11.6. Mineral Resources classification

The parameters for Resource classification used by Cementos Pacasmayo S.A.A. were obtained from the experience of calculating the optimum drilling grid for sampling by geostatistical methods. Additionally, the variographic analysis was considered taking as reference the variogram range. After considering all these, resource classification was based on the following criteria:

●	Measured Resource: One regular drilling grid.

●	Indicated Resource: 2 regular perforation grids.

●	Inferred Resource: up to 3 grids.

Several configurations have been defined from this basic configuration, taking into account the number of drill holes and the average search distance.

11.7. Variogram Analysis

In the variogram analysis of the composited data for each level corresponding to each body of economic interest at the Virrila quarry, the variogram structures found do not show any preferential direction in the correlation. With the variogram is not possible experimental reflects the maximum distance or range and how a point influences another point at different lengths. In this sense, for the Virrila quarry, the inverse of the distance method was applied.

11.8. Interpolation

The Inverse Distance (ID2) method was used for all variables and Nearest Neighbor (NN) for validations, defining parameters for each estimator. Table 27 shows the main parameters used to define the interpolations of the main CaO variable of the A2 layer and of the secondary variables, respectively.

The interpolations were performed in 4 consecutive processes.

-	The first with a search radius of 5 times the drilling grid.

-	The second with a search radius of 3 times the drilling grid.

-	The third with a search radius of 2 times the drilling grid and the third with a search radius of 2 times the drilling grid.

-	Finally, the range corresponding to 1.5 times the drilling grid.

Regarding the number of composites, we used a minimum of 1 per block and 2 as maximum, for the two first interpolation and a minimum of 2 per block and 3 as maximum for the third and a minimum of 3 per block and 4 as maximum, respectively.

Additionally, a maximum of 1 composite were considered for each borehole taken in the interpolation.

Table 27 Estimation Parameters Secondary Variables

Comment	Pass 1	Pass 2	Pass 3	Pass 4
Distance in X direction	200	200	200	200
Distance in Y Direction	200	200	200	200
Distance in Z directions	200	200	200	200
3D Distance	200	200	200	200
Min # Comp	1	1	2	3
Max # Comp	2	2	3	4
Max # Comp DDH	1	1	1	1
Element Model IDW	CA1	CA1	CA1	CA1
Element MComp IDW	CACA	CACA	CACA	CACA
Pass in Model	PSCA1	PSCA1	PSCA1	PSCA1
Pass in comp	PASS1	PASS2	PASS3	PASS4
Dist comp	DICA1	DICA1	DICA1	DICA1
# comp for Block	NCCA1	NCCA1	NCCA1	NCCA1
# comp for DHH	NDCA1	NDCA1	NDCA1	NDCA1
Local error	SDCA1	SDCA1	SDCA1	SDCA1
Major Axis	200	120	90	60
Minor Axis	200	120	90	60
Vertical Axis	10	10	10	10
ROT	0	0	0	0
DIPN	0	0	0	0
DIPE	0	0	0	0
Body	RT1	RT1	RT1	RT1
Body code	1	1	1	1
ORE comp	CODEM	CODEM	CODEM	CODEM
Run extension	1	2	3	4
Archive 09	Tot09.dat	Tot09.dat	Tot09.dat	Tot09.dat

11.9. Resources estimation

Resource estimates are effective December 31, 2021. All Resources are estimated at cement plant. For the estimation of Resources, the analysis considered the CaO content as well as the content of impurities. The impurities are restrictions determined by the cement production plant. Table 28 shows the quantity of Resources and the average values of their quality.

Table 28 Resource Categorization (exclusive of Reserves) at the Virrila quarry

	Resources	Tonnes Mt	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Seashell	Measured	21.1	48.50	0.84	0.84	9.80	0.268	0.160	0.111
	Indicated	29.2	48.78	0.87	1.23	7.62	0.204	0.222	0.079
	Measured + Indicated	50.3	48.66	0.86	1.07	8.54	0.231	0.196	0.092
	Inferred	3.9	46.42	2.27	1.67	9.96	0.219	0.246	0.066

11.9.1. Cut-off

For the determination of Resources, the costs of extraction, transportation, cement processing and cement dispatch were considered. The costs are based on actual sources of current operations in Cementos Pacasmayo S.A.A. and the selling price of cement in S/ t (at cement plant). Chapter 18 shows the costs and prices for the determination of mineral Resources. The main factor for the determination of Resources is quality. The cut off can be seen in Table 24, the Virrila quarry is a sedimentary deposit and, thus, the model for the estimation of Resources considered the Virrila quarry as a unit, whose seashell production is carried out by 12 m benches.

11.9.2. Reasonable prospects of economic extraction

The Resource estimation considers the Virrila deposit as a set of layers integrated into a single body, defined by the continuity of quality.

The definition of waste is based on the quality (CaO) as the main parameter. The waste is variable in thickness and quality throughout the deposit.

The area associated with the resource estimation is located in the central part of the UEA Virrila and away from the mining property boundaries.

On the other hand, the public road to Bayovar Bay, the transmission line owned by a third party company, and an oil supply pipeline that ends at the port of Petro Peru pass through our mining concessions. It is important to mention that these components do not interfere with the operations in the Virrila quarry nor with the estimation of seashell resources reported in this report.

The Mineral Resource evaluation has considered relevant technical and economic factors such as seashell production costs, cement sales prices, environmental and social viability at our operations.

From the environmental and social point of view, Cementos Pacasmayo has been developing activities in Peru for more than 60 years and is recognized as a Peruvian company with a high reputation, therefore, it is expected that the environmental and social viability will continue.

The economic analysis that shows the economic viability of Mineral Resources is presented in Chapter 19.

The information that supports the estimation of the quarry’s Resources is consistent, which allows obtaining a robust Resource model.

It is necessary to update the geological model and standardize the information for the estimation of Resources and Reserves, considering that some areas have test pits and other drillings as a source of information. Drillings were executed in 2021, and laboratory analysis will be incorporated in the 2022 model for the new production area.

11.10. Qualified person’s opinion

The geological modeling of the Virrila quarry deposit has been developed considering four zones.

Zone 1, the quality and geological characteristics of the calcareous horizons were considered the basis for the interpretation and elaboration of the model, taking into account the diamond drilling of the different drilling campaigns. The relationship between the information from the drill holes and the geological model is consistent.

The model for zones 2, 3, and 4 has been elaborated from the geological interpretation supported by different test pits campaigns.

It is essential to homogenize the criteria for interpreting the geological information so that the models that support the Resources can be standardized.

The information that supports the estimation of the quarry’s Resources is consistent, allowing obtaining a robust resource model.

12. Mineral Reserves estimates

The total estimated Mineral Reserves in the Virrila quarry are 45.3 million tonnes which are detailed in Table 30 in their different categories.

In the periodic update of the Reserves of the Virrila quarry, the Reserves produced within the update of the Resource and Reserves models are taken into account. Also taken into account were any other relevant “modifying factors” (which should be evaluated), or the change and entry of any new data.

The Resources and Reserves estimation in the deposit is mainly based on the calcium oxide (CaO) content, which is a stable variable in the deposit. Its specific values depend on the lithological domain with its concentration higher in some lithologies than in others.

Based on the Resources model, the Reserves were estimated as the indicated and measured resources in the life of mine pit that supports the mining plans for production and supply of seashell to the Cementos Pacasmayo S.A.A. plants.

The QPs estimated life of mine consumption of seahell over the 30 years of mine life is based on the estimated Reserves and the projection of plant needs provided by CPSAA management and finance control department. The projected consumption increases gradually until 2027 and is constant afterwards.

Finally, a drilling campaign was carried out in 2021 to further delineate Reserves in Zone 3. The results should be analyzed and included in the next report.

12.1. Criteria for Mineral Reserves determination

The criteria used for the determination of Mineral Reserves are described below.

12.1.1. Run of Mine (ROM) determination criteria

ROM is considered to be all material produced in the quarry that complies with the specifications and will be sent to the plant for cement production. For determining ROM tonnage, dilution was considered to be negligible. The recovery in the quarry was assumed to be 100%.

12.1.2. Cement plant recovery

The seashell received at the Piura plant is properly stored and then mixed with other raw materials to obtain the crude (kiln feed). On average, the crude contains 72% seashell. After the crude is obtained, it is fed to the calcination kiln to obtain clinker. Finally, the clinker is mixed with additives to obtain cement.

12.2. Reserves estimation methodology

For the determination of the mineral Reserves, the costs of production, transportation, cement processing, and the quality restrictions of the raw material, were considered. The costs are based on actual sources from the current operations of Cementos Pacasmayo S.A.A. in Virrila quarry and Piura plant. Chapter 19 shows the economic analysis to determine the Mineral Reserves.

●	Reserves meet the quality restrictions for seashell at the Piura plant (Table 31).

●	Proven and Probable Reserves are derived from Measured and Indicated Resources, respectively.

●	Proven and Probable Reserves are within the life-of-mine pit designed for the Virrila quarry.

●	Reserves are those for which economic viability has been demonstrated by estimating capital costs, operating costs, and cash flow analysis.

●	Cementos Pacasmayo S.A.A. has an agreement with the San Martin de Sechura Community associated with the Virrila concession. The agreement allows Cementos Pacasmayo to produce shell from year 2010 to year 2040.

●	The effective date of the Reserve estimate is December 31, 2021.

●	The point of reference is at the point of delivery to the Piura plant.

Table 29 Quality restrictions Piura plant

		Domo Seashell	Addition Seashell
CaO (%)	Min	48.50	NA
	Max	-	NA
	Target	50.00	NA
MgO (%)	Min	-	-
	Max	2.00	2.00
	Target	1.50	1.50
SO3	Min	-	-
	Max	0.85	2.50
	Target	0.80	2.00
Cl	Min	-	-
	Max	0.035	0.035
	Target	0.030	0.030
Na2O (%)	Min	-	-
	Max	0.300	0.30
	Target	0.250	0.25
K2O (%)	Min	-	-
	Max	0.200	0.20
	Target	0.150	0.15

The economic analysis that shows the economic viability of Mineral Resources and Reserves is presented in Chapter 19.

12.3. Reserves estimates

Reserves are expressed in tonnes and are shown in Table 30.

Table 30 Ore Reserves expressed in million tons

	Reserves	Tonnes M	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Seashell	Proven	42.4	49.99	0.55	0.55	6.78	0.222	0.212	0.111
	Probable	2.9	47.77	0.96	0.92	9.71	0.234	0.269	0.120
	Total	45.3	49.85	0.58	0.57	6.97	0.223	0.216	0.112

The Reserves calculated for Virrila quarry from the Mineral Resources consider the risk factors and modifying factors. The quality factors are considered the most sensitive factors that, by their nature, can affect the Reserve estimates. Although the main variable is considered to be CaO, which is very stable in the deposit, there are others that determine the quality of the Reserves and could even affect the process if they are not adequately controlled, such as the Chlorine and SO3 content.

In the process of calculating Reserves and in the quarry production plans, these variables have been adequately considered in the mining plan by proper production sequencing with blending processes.

13. Mining methods

Cementos Pacasmayo S.A.A. is the current owner of the Virrila quarry and is in charge of the seashell´s production. The loading/transport of seashell has been outsourced to a contractor, Posada Peru S.A.C. Cementos Pacasmayo S.A.A. supervises the quarry to verify the activities and output according to the requirements of the Cement Plant.

In 2013, Cementos Pacasmayo S.A.A. performed a geotechnical study at the Virrila quarry to understand the rock mass.

In 2015, Cementos Pacasmayo S.A.A. carried out hydrogeological studies at the Virrila quarry to understand hydrology.

13.1. Mining methods and Equipment

The mining method is open-pit mining with benches, ramps, and access roads. The main production unit is a Surface Miner. The quarry does not require explosives. Figure 10 shows the overall production process. The main production activities are:

1.	Production with a surface miner;

2.	Stacking;

3.	Loading for dispatch; and

4.	Weighing and transport.

Figure 10 Mining secuence of Virrila quarry

●	Production with surface miner

The surface miner is used in horizontal layers of 0.25 meters deep by 3.8 meters wide. Subsequently, it is sampled to assess the quality of the seashells

●	Stockpiles

The material is stacked using a front-end loader. The stockpiles consider the angle of repose of the material and form slopes of 37°, maximum height of 3 m, and a maximum volume of 25,000 m3 per stockpile.

●	Loading, Weighing and transport

The dump trucks are weighed on an 80 tonnes capacity platform scale. The material is transported from Virrila quarry to Piura plant.

Table 31 shows the main equipment used to conduct production activities at the Virrila quarry.

Table 31 Mining equipment at the Virrila Quarry

Equipment	Quantity	Function	Description
Pickup van	04	Personnel Transportation	Personnel and material transport units.
Surface Miner	02	Continuous mining	Seashell production
Front Loader	04	Material Loading and Stacking	Material handling equipment.
Tanker truck	02	track watering	Auxiliary equipment to ensure the operability of quarry equipment and personnel.
Dump truck	04	Material hauling	Equipment for conveying material from the production areas to the primary crusher. Their capacity is 15 m3.

13.2. Geotechnical aspects

In 2013, Cementos Pacasmayo hired DCR Ingenieros S.A.C. to conduct geotechnical studies of the Virrila quarry. This serves as the basis of geotechnical assumptions used at the quarry to date. The main results are presented below.

During the study, DCR Ingenieros S.A.C noted that the lithological profile is stable when cut. With slopes between 75° to 80° of inclination, no slides or landslides occur. The stability analyses determine these conditions.

Table 32 Virrila quarry physical stability analysis summary

Typical section	Typical section	Cutting slope angle (°)	Safety factor
			Static	Pseudo-Static
Section A-A’	7	80	2.077	1.713
Section A-A’	8	75	2.323	1.827
Section B-B’	12	75	1.897	1.490
Section B-B’	16	75	2.477	1.920

Analysis methodology

Stability analyses were performed using the Rocscience SLIDE software, version 5.014, which allows the user to perform limit equilibrium calculations.

The software used allowed engineers to search for the most critical failure surface with the lowest safety factor for a given geometry and materials.

The analysis considered the Morgenstern-Price and Spencer limit equilibrium methods, which satisfy the equilibrium of forces and moments.

It also considered that the material is homogeneous and isotropic and that plastic collapse would occur due to the progressive failure mechanism along the slip surface.

Factors of Safety

The safety factors recommended for the stability analyses are based on the recommendations of the Environmental Guide for Slope Stability of Solid Waste Deposit Slopes of the Ministry of Energy and Mines, the United States Society of Dam (USSD), and the United States Bureau of Reclamation (USBR).

According to the guidelines mentioned above, the following safety factors are considered:

- Minimum factor of safety in static conditions is 1.5.

- Minimum factor of safety in the pseudo-static condition is 1.0

Geotechnical Parameters

The geotechnical parameters used for the physical stability analysis were obtained from geotechnical field and laboratory investigations and based on a geomechanical evaluation using the RocLab program (Rocscience).

Table 33 summarizes the geotechnical parameters used in the static and pseudo-static stability analysis.

Table 33 Geotechnical properties of materials

Materials	Specific gravity(kN/m3)	Angle of friction (ɸ°)	Cohesion (c) (kPa)
Geotechnical unit UG-I (Quaternary deposit)	16	30	0
Geotechnical unit UG-II (Very weak to weak seashell)	20	24	23
Geotechnical unit UG-III (Weak to moderately weak sandstone)	22	40	61

Due to the characteristics of the calcareous material (cemented seashell) present in the Virilla quarry, as well as the depth at which the calcareous material to be produced is present, the physical stability of the quarry’s production cuts has been analyzed, considering the following typical cutting geometry:

Cutting slopes: 75° - 85°.

13.3. Hydrological Aspects

Based on the study that DRC Ingenieros S.A.C conducted in 2013, Ram Perú S.A.C drilled two piezometers in the Virrila quarry to obtain information associated with the hydraulic tests being applied to date. The main results are presented below.

Topographically, this unit is developed at a maximum elevation of 80 meters above sea level, being slightly inclined to the SE. The quarry is located on a raised Pleistocene marine terrace, higher than 60 meters above sea level; Its relief is essentially flat, with slight undulations due to wind action. Though, it is under the influence of the Piura river basin; the quarry is not at risk of flooding.

13.4. Other mine design and planning parameters

The seashell production achieved during the year 2021, using the equipment described in Table 31, is 1,424 tons of seashell, and 1,493 M tons of waste rock, which gives a stripping ratio of 1.05.

Based on the plant requirements and sales projection for the next 30 years, the pit design parameters for the Virrila quarry are presented in Table 34.

Table 34 Mine design parameters

Description	Value
Maximum pit height	12 meters
Maximun bench height	6 meters
Pit bank slope	75° to 80°
Production (t/h)	500
Net production hours	10
Surface miner production (t/d)	5,000
Number of workdays per month	25
Production per month (t.)	125,000
Number of working months per year	12
Estimated annual production (t)	1,500,000

13.5. Annual production rate

Considering that the cement plant demands an average annual production of 1.51 million tonnes per year of seashell, the plan for the following 30 years is shown in Table 35.

13.6. Mining plan

The forecasted mining plan for the next 30 years is presented in Table 35.

Table 35 Minning plan forecast

Year	Tonnes (t)	CaO	MgO	SO3	Cl	Na2O	K2O	SiO2
2022	1,449,625	52.62	0.668	0.436	0.02	0.258	0.107	3.463
2023	1,501,698	53	0.573	0.421	0.019	0.25	0.092	3.16
2024	1,505,361	50.2	0.576	0.533	0.085	0.217	0.224	6.269
2025	1,509,096	50.01	0.619	0.792	0.091	0.213	0.233	6.951
2026	1,512,906	51.29	0.518	0.503	0.124	0.21	0.195	4.602
2027	1,515,623	49.42	0.554	0.538	0.07	0.214	0.229	7.763
2028	1,515,623	50.25	0.468	0.562	0.233	0.22	0.216	6.594
2029	1,515,623	50.15	0.576	0.461	0.077	0.215	0.218	6.585
2030	1,515,623	51.2	0.473	0.487	0.074	0.208	0.201	5.096
2031	1,515,623	50.96	0.481	0.588	0.068	0.213	0.196	5.038
2032	1,515,623	50.93	0.468	0.517	0.109	0.219	0.209	5.761
2033	1,515,623	50	0.488	0.581	0.098	0.225	0.213	6.409
2034	1,515,623	50.51	0.5	0.556	0.072	0.211	0.209	5.689
2035	1,515,623	48.64	0.509	0.504	0.116	0.226	0.24	8.681
2036	1,515,623	50.74	0.509	0.758	0.413	0.241	0.201	4.756
2037	1,515,623	50.68	0.531	0.75	0.468	0.244	0.206	5.366
2038	1,515,623	49.02	0.507	0.547	0.169	0.229	0.237	9.105
2039	1,515,623	48.54	0.73	0.713	0.164	0.228	0.242	8.846
2040	1,515,623	48.56	0.61	0.609	0.063	0.216	0.24	9.016
2041	1,515,623	48.52	0.495	0.497	0.075	0.218	0.239	9.212
2042	1,515,623	48.71	0.619	0.619	0.061	0.222	0.239	8.522
2043	1,515,623	48.55	0.694	0.674	0.064	0.225	0.252	8.897
2044	1,515,623	49.33	0.573	0.506	0.064	0.219	0.233	8.371
2045	1,515,623	49.89	0.485	0.415	0.055	0.213	0.224	7.316
2046	1,515,623	49.61	0.54	0.507	0.192	0.225	0.22	7.176
2047	1,515,623	48.71	0.569	0.549	0.058	0.211	0.227	8.23
2048	1,515,623	48.82	0.642	0.666	0.059	0.231	0.228	7.906
2049	1,515,623	48.66	0.715	0.619	0.068	0.242	0.253	8.791
2050	1,515,623	48.52	0.802	0.61	0.058	0.224	0.236	8.645
2051	1,515,623	49.47	0.685	0.833	0.065	0.205	0.208	6.913
Total	45,369,255	49.84	0.57	0.58	0.11	0.22	0.22	6.98

In the same 30-year period, the removal of waste rock will have a stripping of 0.33 tonnes of waste rock/shell.

Figure 11 shows the final limit of the open pit, mining the total seashell reserve.

Figure 11 Virrila quarry boundary

13.7. Life of Mine

The life of the Virrila quarry is 30 years.

13.8. Staff

The Cementos Pacasmayo personnel develop its operations at the Virrila quarry with its staff and contractors.

14. Processing and recovery methods

14.1. Process Plant

The cement production process includes different stages: quarry production, reception of raw materials, raw material grinding, clinkerization, cement grinding, cement packaging, and cement dispatch.

The process begins with the reception and storage of raw materials; then, the material is fed to the raw milling stage, where the raw materials (seashells, clay, bauxite, sand, and iron ore) are mixed in specific quantities to obtain a material known as “crude.”

Piura plant has a vertical mill for the raw material grinding stage. This equipment allows pulverizing all raw materials to obtain an average fineness of less than 15% measured on a 170 µm mesh.

The crude obtained is transported to a homogenizing silo, where it is stored before feeding it to the kiln.

This stage aims to reduce the variability of the raw material mix and guarantees the uniformity of the quality of production in the clinkerization stage.

The homogenized raw material is fed into the rotary kiln. The temperature of the clinkering process reaches approximately 1450°C; the resulting product is called “clinker.”

The clinker obtained is then pulverized in a vertical mill, with small amounts of gypsum and other mineral additions (such as slag, pozzolana, and seashells). Combining different proportions of these minerals makes it possible to obtain the different types of cement marketed.

The Piura plant has two silos for special cement and one silo for Type I cement for cement storage.

There is also finished product storage (APT) for storing cement packaged in bags and big bags.

Before shipment, the quality control laboratory evaluates the cement produced for all the physical and chemical characteristics required by current technical standards. After the validation process, the Quality Assurance unit approves the cement for bulk or 42.50 kg bags.

14.2. Raw materials for the cement production

At the Piura plant, the following raw materials and additions are used to produce cement.

Raw materials

Seashell: Material composed mainly of calcium carbonate, used as raw material and as additive in cement production.

Sand: Inert material composed basically of crystalline silica, aluminum, and alkalis such as potassium and sodium.

Iron: Inert material composed basically of iron oxide (Fe2O3).

Clay: Inert material composed of silicon, aluminum, and a low proportion of alkalis such as potassium and sodium.

Bauxite: Material used as a source of alumina. Its primary function is an alumina corrector and melting effect in the clinkerization process.

Coal: Solid, black, or dark brown mineral that contains carbon and small amounts of hydrogen, oxygen, and nitrogen, for the most part.

Crude: Artificial mixture of seashell, clay, sand, and iron, used to produce clinker.

Clinker: Product obtained during the calcination of the mixture of seashell, sand, clays, and iron.

Fossil fuel

For the heating process of the rotary kiln, it is necessary to use fossil fuels that are easy to burn since this process starts at low temperatures. For this purpose, the Piura plant has systems that can use natural gas and DB5 diesel as complementary fuels for the clinker production process.

Additives

Slag: Artificial pozzolanic material that can be set in contact with water and develop compressive strength.

Pozzolan: Materials containing silica and/or alumina of natural or artificial origin.

Gypsum: Material composed of calcium sulfate hydrates. The mineral gypsum may contain crystalline silica. When gypsum is mixed with the clinker, it controls the setting time when the cement initiates the hydration reactions.

14.3. Flow sheet

Figure 12 shows the flow sheet for the cement production at the cement plant.

Figure 12 Piura plant process block diagram

14.4. Main equipment

Table 36 below shows the design capacities for clinker and cement production.

Table 36 Main equipment in Piura plant

Equipment	Product	Capacity of production	Unit
Kiln	Clinker I	90,000	tonnes/month
Mill	Crude I Pulverized Coal Cement	180,000 12,240 133,00	tonnes/month
Bagging system	Cement	6,000	bags/hour

14.5. Cement Plant Mass balance

Table 37 shows the balance of crude production. In addition, Table 38 also shows the balance for cement production considering the additions used for the mixture with clinker and, consequently, cement production.

Table 37 Balance for crude production

Raw material	Annual quantity (tonnes/year)	Dosage
Seashell	1,175,151	78.4%
Others	324,424	21.6%
Crude	1,499,575	100%

*	Crude includes coal.

The crude is fed to the rotary kiln. The production of 0.6 tons of clinker requires one ton of crude.

Table 38 Balance para production de cement

Raw Material	Annual quantity (tonnes/year)	Dosage
Clinker	965,169	72.9%
Additions	358,618	27.1%
Cement	1,323,787	100%

14.6. Process losses

Losses in the cement production process associated with the raw material (seashell) are 1.55%.

14.7. Water consumption

The Piura plant has a reverse osmosis plant for the water supply system for clinker production, which is used in the clinker and cement grinding processes. It is also used to irrigate green areas and access roads.

14.8. Fossil fuel consumption

Liquid fuels and eventually natural gas (depending on availability) are used to generate the hot gases required in the production process. Table 39 shows the consumption of liquid fuels used in Cementos Pacasmayo S.A.A. - Piura plant, based on the volumes consumed during 2021.

Table 39 Fuel Consumption for Cementos Pacasmayo S.A.A – Piura Plant

Fuel	Consumption	Description
Natural Gas	0 m3	PC: 7.8 GJ/Nm3
Diesel B5	365,258 gal	PC 41.20 GJ/t

14.9. Electric power consumption

Cementos Pacasmayo S.A.A. - Piura plant has an electrical substation with a nominal capacity of 37.50 MW, with an average off-peak energy consumption of 20.0 MW, which is supplied by the national interconnected network.

14.10. Maintenance Plan

Cementos Pacasmayo S.A.A. has initiatives to diversify energy sources and secure supply when possible. Cementos Pacasmayo has implemented a preventive and corrective maintenance plan to maintain the cement production. Cementos Pacasmayo controls operating efficiency to assure costs and operating margins. The equipment is in good condition and operational.

14.11. Staff

The Cementos Pacasmayo personnel develop its operations at the Piura plant with its staff and contractors.

15. Infrastructure

15.1. Virrila quarry

Electricity consumption during the operation stage is 100 kW-h, and a powerhouse provides the power supply with a 100 kW generator set.

The fuel is supplied by a contractor using diesel oil trucks.

Water consumption in quarry operations is for human consumption and industrial use.

The quarry has offices and workshops for minor maintenance. No explosives storage is required, no crushers are used, and there is a scale for the dispatch of seashells trucks located in an area adjacent to the offices.

Figure 13 Virrila quarry facilities

15.2. Piura plant

The Piura plant has an installed power substation of 25 MW for use in electric motors and lighting of the plant.

Power is supplied through a 60 KV transmission line from ENOSA’s Piura Oeste sub-station to the plant’s substation. The plant’s substation is equipped with voltage transformers, protection, and energy metering equipment.

About the fuel infrastructure, there is a pipeline system for liquid fuels and natural gas.

The water supply comes from a deep well; the water is for industrial use, irrigation, and sanitary services. Drinking water which is supplied in drums, is used for human consumption.

16. Market Studies

Cementos Pacasmayo is a leading company in cement production and other construction materials in the north of Peru. The following chapter describes the cement market and the macro and microeconomic factors that define it.

For the description of the cement market in Peru, public information has been collected from different sources, such as the Central Reserve Bank of Peru (BCRP), National Institute of Statistics and Informatics (INEI), Association of Cement Producers (ASOCEM), Ministry of Housing, Construction and Sanitation, Superintendency of Tax Administration and the Peruvian Construction Chamber. In addition to this information, this chapter also relies on statistics provided by the company (CPSAA) to understand its specific market better.

16.1. The cement market in Peru

The Peruvian cement market is geographically segmented by north, central, and south regions. Diverse companies supply each area. Figure 14 illustrates the Peruvian map and its three regions, according to the segmentation of the cement market, where each part is the area of influence of domestic cement companies.

Figure 14 Segmentation of the cement market in Peru

The main companies that supply Peru’s cement market are Cementos Pacasmayo S.A.A., UNION Andina de Cementos S.A.A., Yura S.A., and Cementos Selva S.A. Some companies import cement or clinker, such as Caliza Cemento Inca S.A., Distribuidora Cemento Nacional S.A.C., CEMEX Perú S.A., Cal & Cemento Sur S.A., amongst others.

Table 40 shows the cement shipments at the domestic level (in thousands of tonnes):

Table 40 Cement shipments at domestic level (in thousands of tonnes)

	2019	2020	2021
National cement shipments	10,317.0	8,979.0	12,500.0
Overall cement shipments (CPSAA/CSSA, 3 plants)	2,613.7	2,581.4	3,625.2
Piura cement plant shipments	948.0	1,007.1	1,317.5

Sources: ASOCEM and CPSAA/CSSA.

The cement produced by the main cement companies of the country is Type I, Type V, Type ICO, Type IL, Type GU, Type MS (MH), Type HS, Type HE, Type MH.

It is important to mention that, according to the main requirement standards, Peruvian Technical Standards, there are five cement types:

●	NTP 334. 009 2013. Cements Portland. Requirement. (ASTM C 150).
●	NTP 334. 090 2013. Cements Portland Added. Requirements. (ASTM C595).
●	NTP 334. 082 2011. Cements Portland. Performance Specification. (ASTM C1157).
●	NTP 334. 050 2004. Cements Portland White. Requirements. (ASTM C150).
●	NTP 334. 069 2007. Building Cements. Requirements. (ASTM C091).

Cementos Pacasmayo only produces cement that meets the first three NTP standards.

16.2. Industry and Macroeconomic Analysis

Producers and trading companies of cement compete mainly within the limits of their area of influence, which is determined by the geographical location of their plants, giving rise to segmentation of the national market. However, the north region presents a high demand potential because of the infrastructure gap, the housing deficit, and a higher capillarity in terms of essential cities adjacent to one another, and with an urbanization level lower than in the central and south regions.

On the other hand, one should underline the importance of transportation in the structure of cement costs, which are composed primarily of raw materials, fuels, and transportation.

The cement market and the industry in Peru have the following characteristics:

●	The base of consumers is highly segmented, informal, and of low resources.
●	Low costs of energy and raw materials.
●	Zone of influence/distribution determined by the geographical location of the plant.
●	High correlation between public and private investment and self-construction.
●	The construction sector and cement industry are directly related to the Gross Domestic Product (GDP) and Private Consumption.

Figure 15 shows how the Global of the construction sector (variation % monthly) accompanies the cyclic behavior of the Global GDP (variation % monthly), indicating variations of lower significance than those of the Global GDP, but in the same direction.

It is also noted that, in May 2020, the GDP of the construction sector had a positive variation of more than 200% (compared to the previous month), while the Global GDP was only 10%.

This situation was due to the confinement measures given by the Government to counter the Covid-19 pandemic. This reactivation was motivated primarily by the private-construction sector’s consumption. Under the uncertain conditions caused by the health and economic crisis in 2020, consumers showed savings behaviors, which meant that people preferred consumption of goods for home improvement, including cement.

This trend was maintained throughout 2021, even before a higher uncertainty caused by the elections and the result of elections, which was reflected in sustained growth rates of internal consumption of cement related primarily to self-construction.

Figure 15 Global GDP and Construction sector GDP MoM variation (%)

Source: INEI

The cement industry is also driven by housing sector growth, public and private investment in infrastructure, mining projects, shopping centers, construction of transportation systems, etc. Thus, one of the variables with more impact on the cement industry and future demand is the infrastructure gap which remains high in the country.

For the 2016 – 2025 period, the infrastructure gap is estimated at US$ 160 billion, and this is present in the main economic sectors and services of public supply, that is, Transportation (36%), Energy (19%), Telecommunications (17%), Health (12%), Sewage System (8%), Irrigation (5%) and Education (3%).

Ninety percent of the roads not included in the extensive national road network remain without pavement; only 40% of schools have access to essential services such as water, electricity, and sewage system; there are only 15 hospital beds for every 10,000 individuals, compared to 27 beds recommended by the WHO.

It is estimated that public investment grew 10% in 2021 and will grow 5% in 2022, as a result of the higher expenditure in reconstruction works under the Government to Government Agreement with the United Kingdom, as well as Special Projects of Public Investments and the projects within the frame of the National Plan of Infrastructure for Competitivity (NPIC).

Regarding the Government´s reconstruction plan that it is implementing, it is expected to have a significant impact on cement sales in the northern region because most of the budget is targeted at that area.

16.3. The North Region Market

Cementos Pacasmayo, a leading company in the production and sales of cement in the North Region, has market presence in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. CPSAA has a Market share of over 90% in the country’s north region.

Piura plant supplies almost 33% of the cement demand of the country’s North Region. Overall shipments of the Piura plant for 2021 were 1,317.5 thousand tonnes.

Other companies with lower presence in the cement market of the North Region are:

●	Wang Peng
●	Quisqueya - Cemex
●	Cemento Nacional
●	Cemento Inka
●	Cemento Tayka
●	Cementos Patrón

These companies are competitors of the Piura plant.

Cementos Pacasmayo S.A.A Piura plant produces different types of cement. It has placed in the National Market other trademark products to meet the needs of diverse segments of the market. Table 41 shows the products in the Piura plant.

Table 41 Cement at Piura plant

Business Name	Use	Comment
Cemento Portland
Cement Type I	Cement of general use.	The average result of resistance to compression is higher than the minimum requirement set forth in the technical standard NTP 334.009 / ASTM C150.

Cemento Portland Added
Cement Fortimax	Ideal for Works which require moderate hydratation heat, for Works exposed to sulphate action and for Works near to large water sources (sea, lakes, rivers, etc.)	The average result of resistance to compression is higher than the minimum requirement set forth in technical standard NTP 334.082 / ASTM C1157.
Cement Extra Forte	Ideal for the execution of structural Works, repairs, remodelings, home applications, floors, levelings, grouts, tips, prefabricated elements of small and medium size and concrete elements which require special characteristics.	The average result of resistance to compression is higher than the minimum requirement set forth in technical standard NTP 334.090.
Hydraulic Cements specified by performance
Line Mochica MS	For structures in contact with environement and humid and salty soils.

16.4. Cement price

The sale prices of cement in the Peruvian market vary according to their type and geographical location.

The price difference of each type is explained primarily by the dosifications of raw materials and additives. The variations for geographical location are caused by the freights for the distribution to the points of sale.

At the domestic level, the cement price in 2021 was, on average, 541.18 S/ x t. Figure 16 shows the historical prices of cement in Peru

Figure 16 Historic prices of cement in Peru

Figure 16 shows sustained growth of more than 4% per year from 2015 until 2018. It fell slightly in 2019 to climb again in 2020. The annual growth rate for the 2014 – 2020 period is 3.01%, which is consistent with the annual inflation rate of the target range of the Central Reserve Bank of Peru.

16.5. Current and future demand

Cement demand at the national level is met by local shipments (local production), for the most part, and by imports. In 2021, 12.50 M tonnes were shipped locally, 40% more than in the same period of 2020 (9.0 M). Imports amounted to 0.88 M tonnes during 2020; 23% above the 2020 figure (0.72 M). Thus, cement demand in 2021 is estimated at 13.3 M tonnes.

Figure 17 shows the evolution of the national demand for cement, expressed in thousands of tonnes, since 2016.

Figure 17 Evolution of the national demand of cement

Source: ASOCEM

The domestic demand has been growing at 3% per year, except in 2020; due to the pandemic and the confinement measures; it takes a historic leap in 2021, with an annual increase of 38%.

According to our internal information, in terms of regional distribution, the Northern Region accounts for approximately 28% of domestic cement demand, the Central Region for 50%, and the Southern Region for 22%.

Cementos Pacasmayo’s cement shipments (3 plants) reached 3,625.2 thousand tonnes in 2021, capturing a 26.8% share of total shipments in Peru and 90% in the Northern Region. This is 40.4% more than in 2020 (2,581.4 thousand tonnes). This increase in shipments occurs in a context of economic recovery, despite the Covid-19 pandemic and political instability, and is explained by the high growth rates of domestic cement consumption registered since mid-2020. The key factor was the self-construction sector and the high execution of investment projects.

It is expected that the positive trend remains in the internal consumption of cement, at the domestic level and in the northern region, driven by the growth of the Peruvian economy, which is recovering at a higher rate than other countries of the region.

The private-construction sector which is still one of the main driving forces of cement demand, and the Government´s reconstruction plan for damages caused by El Niño, is being executed through an agreement between the Peruvian and the British governments.

The growth of the Peruvian economy will positively impact Cementos Pacasmayo’s cement shipments because most of the budget is concentrated in the company´s influence zone.

Table 42 shows the projection of future demand or shipments of cement for the Piura plant.

Table 42 Forecast of future demand for Piura cement plant

Year	Cement Shipments (Tonnes)	Variation (%)
2022P	1,428,618
2023P	1,457,190	2.0%
2024P	1,486,334	2.0%
2025P	1,516,061	2.0%
2026P	1,546,382	2.0%
2027P	1,568,000	1.4%
2028P	1,568,000	0.0%

2029P	1,568,000	0.0%
2030P	1,568,000	0.0%
2031P	1,568,000	0.0%
2032P	1,568,000	0.0%
2033P	1,568,000	0.0%
2034P	1,568,000	0.0%
2035P	1,568,000	0.0%
2036P	1,568,000	0.0%
2037P	1,568,000	0.0%
2038P	1,568,000	0.0%
2039P	1,568,000	0.0%
2040P	1,568,000	0.0%
2041P	1,568,000	0.0%
2042P	1,568,000	0.0%
2043P	1,568,000	0.0%
2044P	1,568,000	0.0%
2045P	1,568,000	0.0%
2046P	1,568,000	0.0%
2047P	1,568,000	0.0%
2048P	1,568,000	0.0%
2049P	1,568,000	0.0%
2050P	1,568,000	0.0%
2051P	1,568,000	0.0%

17. Environmental studies, permitting, and plans, negotiations, or agreements with local individual or groups.

17.1. Environmental Aspects

Cementos Pacasmayo has corporate policies applied to the operations of quarries and cement plants. Relevant policies include Safety Occupational Health Policy, Quality Policy, and Environmental Policy.

Cementos Pacasmayo S.A.A. carries out activities in Virrila quarry and Piura plant according to the environmental legislation.It has an environmental authority in the industrial sector and another authority (Ministry of Energy and Mines) that issues an opinion for the Closure of quarries.

Likewise, Cementos Pacasmayo complies with the provisions of the Regulation with Superno Decree No. 033-2005-EM - Regulation of the Mine Closure Law.

17.1.1. Virrila quarry

The quarry has an Environmental Impact Study approved by the Ministry of Production by Directorial Resolution N° 207-2014-PRODUCE/DVMYPE-I/DGAAMI dated September 12, 2014, for the exploitation of limestone material in the non-metallic mining concessions Virrila 3, Virrila 10, Virrila 11, Virrila 12, Virrila 15, Virrila 16, Virrila 19, Virrila 20, Virrila 21, Virrila 22 and Virrila 23.

The Environmental Impact Assessment (EIA) included the identification of potential environmental impacts for which preventive and mitigation measures were defined. The mitigation plans were established in the Environmental Management Plan to be developed during the exploitation stage.

On December 12, 2016, through Directorial Resolution No 053-2016-PRODUCE/DVMYPE-I/DGAAMI, the first Sustaining Technical Report (ITS) for the Modification of the Virrila quarry Exploitation Project was approved. The modification was requested to relocate and expand auxiliary components to optimize the quarry exploitation operation.

On February 14, 2019, through Directorial Resolution No 152-2019-PRODUCE/DVMYPE-I/DGAAMI, the second Sustaining Technical Report (ITS) for the Modification of the Virrila quarry Exploitation Project was approved.

The modification was requested to modify the production area of Zone 1, modify the mining process through surface miners, execute diamond drilling as part of the confirmation of mining reserves in Zone 1, install portable fuel tanks, and modify and redistribute the administrative area.

On December 9, 2020, Directorial Resolution No 467-2020-PRODUCE/DVMYPE-I/DGAAMI, the third Sustaining Technical Report (ITS) of the Quarry Limestone Pile Design Modification Project was approved. The modification included changes to the design of piles (stock) of limestone material from the quarry, described in the Environmental Impact Study approved in 2014.

On June 10, 2021, through Directorial Resolution No 307-2021-PRODUCE/DGAAMI, the fourth Sustaining Technical Report (ITS) of the Quarry Mining Reserves Confirmation Project was approved, through which diamond drilling was carried out in the Virrila quarry, to have certainty in quality and quantity of the reserves.

Cementos Pacasmayo complies with Peruvian legislation on Closure Plans. Under current legislation is the Regulation of Environmental Management of the Manufacturing Industry and Domestic Trade, Supreme Decree No. 017-2015-PRODUCE, this rule establishes the environmental management of the activities covered by Ministerial Resolution No. 157-2011-MINAM, table of the first update of the list of inclusion of investment projects subject to the National System of Environmental Impact Assessment (SEIA).

Law No. 28090 and its Regulation approved by Supreme Decree No. 033-2005-EM establishes the closure measures for non-metallic quarries. The Directorial Resolution Number 548-2015-PRODUCE/DVMYPE-I/DIGGAM approved the Closure Plan of the mining unit Quarry Virrila.

About water management, it is essential to mention that Virrila quarry does not have any discharges. The small water consumption is only for green area irrigation and road maintenance.

The approval of the Mine Closure Plan involves the constitution of guarantees to ensure that the owner of the mining activity complies with the obligations derived from the Mine Closure Plan by environmental protection regulations.

The Closure Plan submitted by Cementos Pacasmayo has included the necessary measures to ensure effectiveness or consistency with the requirements required to protect public health and the environment. The initial strategy has continued with the components of the Virrila quarry mining unit, establishing temporary, progressive, final, and post-Closure activities at the end and/or closure of operations.

Environmental closure activities have included physical stability in the mine, geochemical stability, water management facilities, dismantling for equipment and machinery removal, infrastructure demolition, reclamation, waste disposal, landform establishment, habitat rehabilitation, and revegetation and social programs.

CPSAA will carry out Post-closure activities such as physical, geochemical, hydrological, and biological maintenance. Post-closure monitoring activities include physical stability monitoring, geochemical stability monitoring, water management monitoring, biological monitoring, and social monitoring.

Considering that the land use before mining production was a barren area typical of the coastal geography of the Piura Region, forestation activities with native species have been considered part of the post-closure activities. Likewise, CPSAA will fulfill the commitments included in the Closure Plan approved by the above authority.

CPSAA has a solid relationship with our communities. The social responsibility programs were focused on identifying its primary necessities in health, education, urban development, and local development.

In this situation, we have a social investment program that contributes to dealing with their necessities based on good dialog and compliance with our commitments.

The communities are high-priority stakeholders. For this reason, we promote periodic meetings with their representatives, and we create opportunities for dialog to know their expectations. Also, we have established public and private alliances for development projects and programs to contribute to better life quality and strengthen our relations. In 2021, CPSAA worked in partnership with the district governments of Piura and Virrila.

17.1.2. Piura plant

On May 29, 2013, according to Directorial Resolution No 008-2013-PRODUCE/DVMYPE-I/DIGGAM, the Environmental Impact Study for the Piura Cement Manufacturing Plant project was approved.

The environmental study was prepared by the consultant GEOSERVICE INGENIERIA SAC. The environmental document describes the characteristics of the project, areas of influence, physical, biological and socio-economic environment, identification of the environmental impacts generated by the activities, proposing, according to these, an Environmental Management Plan and Mitigation Measures, to reduce or control these impacts.

The approval of the environmental study considers the submission to the authority, reports on a semi-annual basis, referring to environmental monitoring report and implementation report of the environmental management plan.

On April 30, 2015, Directorial Resolution No. 113-2015- PRODUCE/DVMYPE-I/DGGAM, approved the Environmental Impact Statement of the Project Expansion of Cementos Piura plant facilities, prepared by the consultant GEOSERVICE INGENIERIA SAC. The approval of the study considers the Environmental Management Plan.

On the other hand, Cementos Pacasmayo S.A.A. submitted to the Ministry of Production a Technical Report to implement the Piura Plant Component Expansion Project, which is currently being evaluated by the environmental authority of Peru. This project contemplates the declaration of a metallic cement silo, a B5 diesel tank to generate hot gases for the cement mill, and two LPG tanks to supply the forklifts at the Piura plant.

About water management, it is essential to mention that Piura plant does not have any discharges. The small water consumption is only for green area irrigation.

Considering that the land use before cement production was a barren area typical of the coastal geography of the Piura Region, forestation activities with native species have been considered part of the post-closure activities.

Finally, by environmental regulations and according to the Regulation of Environmental Management of the Manufacturing Industry and Domestic Trade, Supreme Decree N° 017-2015-PRODUCE, companies that produce cement are required to submit Closure Plans when executing Decommissioning activities. , Cementos Pacasmayo in compliance with Peruvian legislation will submit the Closure Plan on time.

17.2. Solid waste disposal

Cementos Pacasmayo S.A.A. has a Solid Waste Minimization and Disposal Plan for our production activities at the Piura plant and Virrila quarry. Annually, our company declares the generation, storage, collection, and final disposal of hazardous and non-hazardous solid waste in compliance with environmental legislation.

In the solid waste minimization plan for 2021, CPSAA declared 8.5 tons of hazardous waste and 95.90 tonnes of non-hazardous waste for the Virrila quarry.

Likewise, CPSAA declared 29.50 tonnes of hazardous waste for the Piura plant and 356.60 tonnes of non-hazardous waste disposed of in accordance with environmental legislation.

17.3. Qualified Person’s Opinion

Cementos Pacasmayo S.A.A. complies with national environmental standards in the industrial sector. According to the International Standard Industrial Classification - ISIC 2694 for the non-metallic production of the Virrila quarry where seashell, the primary material for cement, is produced.

For the industrial and mining sector, our company specifically complies with the Environmental Management Regulations for the Manufacturing Industry and Domestic Trade. Supreme Decree No. 017-2015-PRODUCE is the rule that regulates the environmental management of the activities indicated in Ministerial Resolution No. 157-2011-MINAM and investment projects subject to the National System of Environmental Impact Assessment (SEIA), considered in Annex II of the Regulations of Law No. 27446, approved by Supreme Decree No. 019-2009-MINAM.

CPSAA reports the environmental commitments, semiannually and quarterly, to the Environmental Evaluation Agency - OEFA.

The monitoring is carried out through external laboratories that provide comprehensive monitoring and analysis services and have double accreditation by the international IAS (International Accreditation Service) and the national INACAL (National Institute of Quality), both signatories of the ILAC-MRA global Mutual Recognition Agreement.

Cementos Pacasmayo S.A.A. strictly complies with the protocols in the different processes in compliance with environmental legislation and reporting to the OEFA.

The qualified persons believe Cementos Pacasmayo’s current plans and practices are adequate to address any issues related to environmental compliance, permitting, and local individuals or groups.

18. Capital and operations costs

18.1. Basis for operating and capital cost for the quarry and plant

This section presents the operating costs of the Virrila quarry for the production of seashells, the primary raw material used in cement production at the Piura plant. It also exhibits the plant’s operating costs, for the whole industrial process, from the reception of raw material to its conversion to the final product (cement). Cost forecast is mainly based on actual historical costs.

Similarly, this section reports the detail of the capital investments made in the quarry and plant and the forecasted plan of assets required to sustain all the activities in the quarry and plant to assure the supply of seashell Reserves for the necessary products to support forecasted cement shipments of the Piura plant.

Table 43 depicts the main components of the cost structure of the Virrila quarry and Piura plant and the sources used in their forecasts.

Table 43 Concepts about cost structure of Virrila quarry and Piura plant

Concept	Description	Source
Quarry Operating Cost	Mineral Extraction /Exploitation, processing, fuel, Materials, Maintenance, Insurances and Services	● Real, historic costs ● Suppliers´ quotes
Quarry Operating Cost	Royalties	● Contract of mining royalty payment with
regional/state entities
Quarry Operating Cost	Energy	● Historic, real costs ● Supply Contract ● Suppliers´quote
Plant Operating Cost	Fuel, Materials, Maintenance, Wages and Insurances	● Historic, real costs ● Suppliers´quote
Plant Operating Cost	Energy	● Historic, real costs ● Supply Contract ● Suppliers´quote

Considering that the Virrila quarry and the Piura plant are currently operating, the historical costs are the principal basis for estimating forecasted costs.

In this regard, the actual costs in some cases are maintained, and in other cases, are appropriately adjusted for factors specific to the quarry operation, conditions, and obligations stipulated in supply and concession contracts.

On the other hand, macroeconomic factors such as inflation and devaluation of the local currency against the US dollar could indirectly impact future operating costs estimation.

18.2. Capital and Operating Cost Estimates

Table 44 details the operating costs of quarry and plant for the year 2021, and 30 years of forecast:

Table 44 Operating costs forecast of quarry and plant

Table 44 shows the forecast for the next 30 years, according to the production plan for 30 years of Reserves. Costs are adjusted annually by applying a 2.65% escalation rate.

Costs described in this chapter are applied to estimate the Mineral Resources and Reserves of the Virrila quarry as part of the analysis.

Table 45 shows the detail of capital investments in the quarry and plant, by type of investment, for one year of historical result (2021) and 30 years of projection:

Table 45 Investment forecast in quarry and plant

In recent years, there have been no significant variations in capital investment, mainly for maintenance and replacement of equipment in the quarry and plant to sustain operations.

The Company´s investment plan does not consider any unusual or expansion activity. The sole plan is to perform the necessary replacement for quarry support and the maintenance of operations in the plant. The investments are kept at levels similar to those registered throughout the last years

18.3. Capital and Operating cost estimation risks

There is a low risk associated with capital and production costs because mine production and cement plant will continue in the same geological deposit, using the same mining and industrial methods.

An assessment of the accuracy of estimation methods is reflected in the sensitivity analysis in Section 19.

For purposes of the Preliminary Feasibility Study completed relative to the Virrila quarry and Piura plant, capital and operating costs are estimated to an accuracy of +/- 25% with a contingency of 5%.

19. Economic analysis

19.1. Methodology: for Discounted Cash flow (Free)

The Economic Analysis chapter describes the assumptions, parameters, and methodology used to demonstrate the economic viability or profitability of extracting the Mineral Reserves and Resources. The economic analysis at the Pre-feasibility level supports the determination of Mineral Resources and Reserves through a business valuation through the Discounted (Free or Economic) Cash Flow method.

For the cash flow projection, the forecast horizon is considered to be consistent with the quarry’s life, which is calculated based on the total declared Reserves and the annual production of the quarry. The cash flow for each period is approximated indirectly from the EBITDA (the latter is constructed in the Profit and Loss Statement), and the corresponding adjustments are made for taxes and capital costs (CapEx).

Finally, we work with the free cash flow for this economic analysis since it does not incorporate the financing structure. We apply the weighted average cost of capital (WACC) to discount said future cash flows.

The economic analysis considered the same evaluation criteria for Resource and Reserves estimation.

19.2. Assumptions

19.2.1. General and Macroeconomic Assumptions

The general and macroeconomic assumptions used for the projection of economic cash flows and the valuation are:

●	Projection horizon: 30 years (2022 to 2051), according to the estimated years of quarry life.

●	The annual escalation rate; 2.65%, applies equally to the sales price, production costs, and expenses.

●	Capital cost projections were determined using a historical ratio of annual investments and maintenance costs, which also considers the increase in production volume.

●	The company’s capital structure is being considered in the discount rate (WACC); 9.87%, not in the cash flows.

●	Income tax rate: effective rate of actual (historical) business results, 31.0% - 32.0%.

●	Workers’ Profit Sharing: 10%.

●	Exchange rate: exchange rate is assumed to remain at 4.00 (USD/PEN)

19.2.2. Income and Cost Assumptions

●	The sales price of cement, expressed as S/ x t, is the sales price of Piura plant to Distribuidora Norte Pacasmayo, Piura plant, which is lower than the sales price to the final customer in the market. The distribution freight explains this difference to the multiple points of sale and the selling expenses associated with distribution and promotion in the different commercial channels.

●	The base price used in the projection is an estimate for the year 2022 (368.9 S/ x t), which has been determined based on current market conditions and cement demand for 2022, among other factors.

●	Starting in 2023 (year 2 of the projection), a price escalation is applied according to an annual inflation rate of 2.65%.

●	The cost of cement production, expressed as S/ x t, has been estimated for 2022 based on actual operating costs, the market situation of local materials and services, plant demand for imported clinker, and other factors. The cost of production for the year 2022 is 259.3 S/ x t.

●	In the case of imported clinker, the current cost is more than 40% above the historical average and results from extraordinary circumstances. Therefore, starting from the year 2024, the projection considers values more consistent with the historical average, plus an inflation adjustment.

●	Starting in 2023, a cost escalation is applied by the annual inflation rate of 2.65%.

●	The volume of cement shipments grows at an annual rate of 2.0% until the maximum plant capacity is reached, which is adjusted slightly for a safety factor.

●	The initial stock of products in the quarry and plant is assumed to be zero.

19.3. Results of financial model

The following financial parameters were calculated:

●	NPV of 1.281 billion soles at a discount rate of 9.87%.

●	30-year mine life

●	Average plant throughput for cement production: 1.51 million tonnes per year over the 30-year projection.

●	Average sales price: 552.9 soles per ton of cement, an average of the 30-year projection, at nominal values.

●	Revenues: 861.8 million soles, an average of the 30-year projection.

●	Average cash production cost: 342.3 soles per ton of cement, an average of the 30-year projection, at nominal values.

Table 46 shows the forecast of the Profit and Loss Statement of the operation of Virrila quarry and Piura plant:

Table 46 Profit and Loss Statement

Cement sales at the Piura plant are, on average, S/ 862 million per year (for the period 2022-2051), and the average EBITDA margin for the same period is 28.99%. The current high cost of imported clinker does not affect the results since its use is low (approximately 4% in the cement formulation).

The EBITDA margin remains relatively stable in the 30-year projection. The slight variations in the margin are mainly explained by the cost of remunerations, which has a behavior with peaks every three years due to union negotiations.

Table 47 shows the Free Cash Flow projection and the valuation of the cement business of the Piura plant:

Table 47 Free Cash Flow and valuation

The net present value (NPV) of Piura plant cement business amounts to more than S/ 1,281 million at a discount rate of 9.87% and is made up of the sum of the discounted cash flows of each period, for the 30-year projection. For the discount rate of the cash flows, the QPs applied the weighted average cost of capital (WACC) of the company.

19.4. Sensitivity Analysis

The sensitivity analysis considers a variation of +/- 5 and 10% in the variables that have the greatest impact on the NPV and EBITDA. These variables are the cement sales price, operating cost, and CapEx.

Tables 48 and 49 detail the sensitivity of the EBITDA and NPV to each variable, respectively. Figures 18 and 19 show the results of the sensitivity of NPV and EBITDA, respectively, to the three variables.

Table 48 Sensitivity analysis of the Net Present Value

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-32.8%	-16.4%	0.0%	16.4%	32.8%
Cost	24.7%	12.3%	0.0%	-12.3%	-24.7%
CapEx	0.8%	0.4%	0.0%	-0.4%	-0.8%

Table 49 Sensitivity analysis of EBITDA

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-33.4%	-16.7%	0.0%	16.7%	33.3%
Cost	24.5%	12.3%	0.0%	-12.3%	-24.5%
CapEx	0.0%	0.0%	0.0%	0.0%	0.0%

Figure 18 Sensitivity of Net Present Value

Figure 19 Sensitivity of EBITDA

Based on these results, the NPV is most sensitive to cement price, followed by operating cost, and least susceptible to the CapEx. EBITDA has a similar sensitivity to NPV, being most exposed to cement price, followed by operating cost but shows no sensitivity towards variations to the CapEx.

19.5. Economical Analysis for Resources Evaluation

About Mineral Resources, to demonstrate the economic viability or profitability, an economic analysis there was developed. The same criteria were used for the Reserves (see point 19.2.1) and Resurces estimation. In addition, given the quantity of the Resources and the LOM, the forecast horizon is extended to 35 years.

The results are NPV of 1.335 billion soles at a discount rate of 9.87%. A life of mine (LOM) of 35 years with an average plant throughput of 1.51 million tons per year during the 35-year forecast. The average sales price for the 35-year forecast is 595.7 soles per ton of cement at nominal values, and average revenues are 929.6 million soles per year. The average cash production cost for the 35-year forecast is 369.1 soles per ton of cement at nominal values.

20. Adjacent properties

The information in this chapter was obtained from the competent authority Instituto Geológico, Minero Metalúrgico (INGEMMET). The only public information obtained is shown in Figure 20. To the north of the Cementos Pacasmayo S.A.A., concession is the Bayovar N° 7 concession owned by Americas Potash Peru S.A. To the east of the concession are concessions Virrila 12, Virrila 19, and Virrila 23, owned by Cementos Pacasmayo S.A.A. To the west are concessions Virrila 6, Virrila 9 and Virrila 14 owned by Cementos Pacasmayo S.A.A. and to the north is the Virrila 16 concession owned by Cementos Pacasmayo S.A.A.

Figure 20 Adjacent properties map

21. Other relevant data and information

Not applicable.

22. Interpretation and conclusions

●	From a legal viewpoint, Cementos Pacasmayo S.A.A. has mining rights for the areas of exploration, development, and production of seashell to supply the cement plants for normal production during the quarry’s life. It also has an agreement with Fundación Comunal San Martín de Sechura for the right of usufruct, surface and easement for the area of operations at the Virrila quarry.

●	Cementos Pacasmayo S.A.A. has been complying with ISO-9001 (Quality) standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the Geological Model, Resource Estimation and Reserves Estimation.

●	Cementos Pacasmayo S.A.A. has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geological models, which are the fundamental basis for the estimation of Resources.

●	The geological modeling of the seashell deposit is consistent with the relationship between the information and the geological model.

●	The Reserves estimations consider the risk factors and modifying factors. The main variable is the CaO content which is very stable in the deposit, also present are other secondary variables that determine the quality of the Reserves.

●	In the process of calculating Reserves and in the production plans of the quarry these variables have been adequately considered in the mining plan, properly sequenced and with blending processes. There are sufficient proven and probable Reserves for the next 30 years.

●	Table 50 shows the Mineral Resources of the Virrila quarry and categories. Likewise, the Mineral Reserves are shown in Table 51 and categories.

Table 50 Resources at the Virrila quarry in millions of tonnes (exclusive of Reserves)

	Resources	Tonnes t	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Seashell	Measured	21.1	48.50	0.84	0.84	9.80	0.268	0.160	0.111
	Indicated	29.2	48.78	0.87	1.23	7.62	0.204	0.222	0.079
	Measured + Indicated	50.3	48.66	0.86	1.07	8.54	0.231	0.196	0.092
	Inferred	3.9	46.42	2.27	1.67	9.96	0.219	0.246	0.066

Table 51 Mineral Reserves expressed in millions of tonnes

	Reserves	Tonnes t	CaO (%)	SO3 (%)	MgO (%)	SiO2 (%)	Na2O (%)	K2O (%)	Cl (ppm)
Seashell	Proven	42.4	49.99	0.55	0.55	6.78	0.222	0.212	0.111
	Probable	2.9	47.77	0.96	0.92	9.71	0.234	0.269	0.120
	Total	45.3	49.85	0.58	0.57	6.97	0.223	0.216	0.112

●	The cement plant located in Piura has all the equipment and facilities available to produce cement, using shells from the Virrila quarry and other necessary materials.

●	Cementos Pacasmayo S.A.A. has the SSOMASIG area, which manage the environmental aspects for quarry and cement operations in compliance with current environmental legislation and in accordance with the company’s corporate policies.

●	Through its Social Responsibility unit, Cementos Pacasmayo S.A.A. has generated relationships of trust with the communities surrounding its operations, which have translated into a solid relationship with our communities, identifying their primary needs in health, education, urban development, and local development.

●	Infrastructure-wise, the operation at the Virrila quarry and Piura plant is technically and economically feasible due to the quarry’s life. The sensitivity analysis shows that the operation is economically robust.

23. Recommendations

●	Develop a geological exploration program surrounding the Virrila quarry to discover new coquiniferous zones and other materials related to cement production.

●	Maintain the QAQC program for exploration, development and production activities associated with cement production.

●	Update the geological model and standardize the information for the estimation of Resources and Reserves, considering that some areas have test pits and other drillings as a source of information.

●	Control the stripping ratio during the operation in order to achieve a reduction in production costs.

●	Perform maintenance of the piezometers in the quarry.

24. References

DCR Ingenieros S.R.Ltda. (2013). Estudio De Ingenieria para la Estabilidad Fisica de la Cantera Calcarea Virrila – Sechura – Piura

Empresa de Ingeniería y Desarrollo S.A.C. (2012). Estudio Hidrogeológico para Abastecimiento de Agua a la Cantera Virrila – CPSAA

Ministerio de la Producción. (2011). Oficio N° 03680-2011-PRODUCE/DVMYPE-I/DIGGAM

Ministerio de la Producción. (2012). Oficio N° 2179-2012-PRODUCE/DVMYPE-I/DGI-DAAI

Ministerio de la Producción. (2014). Resolución Directoral N° 207-2014-PRODUCE/DVMYPE-I/DGGAMI.

Ministerio de la Producción. (2016). Resolución Directoral N° 523-2016-PRODUCE/DVMYPE-I/DGGAMI.

Ministerio de la Producción. (2019). Resolución Directoral N° 152-2019-PRODUCE/DVMYPE-I/DGGAMI.

Ministerio de la Producción. (2021). Resolución Directoral N° 307-2021-PRODUCE/DVMYPE-I/DGGAMI.

Geoservice Ingenieria S.A.C. (2012). Estudio de Impacto ambiental de la Planta de fabricación de Cementos Piura.

Tecnología XXI S.A. (2016). Informe Técnico Sustentatorio para la modificación del proyecto de explotación Cantera de Virrila.

Consorcio Andes Group S.A.C. (2019). Segundo Informe Técnico Sustentatorio del Proyecto modificación del proyecto de explotación Cantera de Virrila.

Ram Perú S.A.C. (2015). Investigaciones Hidrogeologicas en la Perforacion de 02 Piezometros para Abastecimiento de Agua para la Actividad Extractiva en la “Cantera Virrila”

Umbrella EcoConsulting S.A.C (2012). DIA del Proyecto de Exploración de Calcáreos.

25. Reliance on information provided by the registrant

In preparing this report, the qualified persons relied upon the registrant’s data, written reports, and statements in accordance with 17 CFR § 229.1302(f). After carefully reviewing the information provided, the QPs have no reason to believe that any material facts have been withheld or misstated. Cementos Pacasmayo provided the information as summarized in Table 52.

Table 52 List of Cementos Pacasmayo S.A.A. information.

Chapter	Chapter name	Information provided by CPSAA
3	Property description	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico INGEMMET”
16	Market studies	Marketing information, ASOCEM, INEI and BCRP
17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Community Relations and agreements with stakeholders
18	Capital and operating costs	Historical data about cost, price and investments
19	Economic analysis	Macroeconomic trends, data, and assumptions, and interest rates
20	Adjacent properties	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico “INGEMMET”